UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14(a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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ACADEMY SPORTS AND OUTDOORS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Academy Sports and Outdoors, Inc.
2022 Proxy Statement

Notice of
Annual Meeting of Stockholders
Thursday, June 2, 2022
8:00 a.m., Central Time
Academy Sports and Outdoors, Inc.
Corporate Headquarters - The Stadium
1540 North Mason Road
Katy, Texas 77449

Basis of Presentation
All references below to "Academy," "we," "us," "our" or the "Company" refer to (1) prior to October 1, 2020, New Academy Holding Company, LLC, a Delaware limited liability company and the prior parent holding company of our operations, and its consolidated subsidiaries; and (2) on and after October 1, 2020, Academy Sports and Outdoors, Inc., a Delaware corporation and the current parent holding company of our operations, and its consolidated subsidiaries. We conduct our operations through our subsidiaries, including our indirect subsidiary, Academy, Ltd., an operating company which is doing business as Academy Sports + Outdoors. References to this “Proxy Statement” refer to the 2022 Proxy Statement of the Company. References to the “Annual Meeting” refers to the Company’s 2022 Annual Meeting of Stockholders.
We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year. References to any year, quarter, or month mean our fiscal year, fiscal quarter, and fiscal month, respectively, unless the context requires otherwise. References to “2019,” “2020,” “2021,” and “2022,” or to such fiscal year relate to our fiscal years ended February 1, 2020, January 30, 2021, January 29, 2022, and January 28, 2023, respectively, unless the context requires otherwise.
Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 (the “Annual Report”). Numerical figures included in this Proxy Statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current expectations and are not guarantees of future performance. Words such as “outlook,” “guidance,” “anticipates,” “assume,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “future,” “will,” “seeks,” “foreseeable,” or the negative version of these words or other comparable words or similar expressions are used to identify these forward-looking statements. In particular, forward-looking statements include, but are not limited to, statements we make about our expectations for our operations and business and our corporate responsibility progress, plans, and goals (including environmental and such other matters relating to our team members). Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report under the caption “Risk Factors,” as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in these materials speaks only as of the date released. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Reference to websites included throughout this Proxy Statement are provided for convenience only, and the contents of our websites do not constitute a part of and are not incorporated by reference into this Proxy Statement.

Academy Sports and Outdoors, Inc. 1
Notice of Annual Meeting of Stockholders

Date and Time 8:00 a.m., Central Time, on Thursday, June 2, 2022	Place Academy Sports and Outdoors, Inc. Corporate Headquarters - The Stadium 1540 North Mason Road, Katy, Texas 77449

Record Date You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 5, 2022.
Voting by Proxy
To ensure your shares are voted, you may vote your shares via the Internet, by telephone or by completing, signing, and mailing the enclosed proxy card. Voting methods are described on the following page and on the proxy card.

We presently intend to hold the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving situation regarding COVID-19. As a part of our precautions regarding COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described in the Proxy Statement) and are also planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance in a press release, and details on how to participate will be available on our investor relations website at investors.academy.com. We will also file additional soliciting materials regarding the same, if required by the rules of the Securities and Exchange Commission (the “SEC”). Your Notice of Internet Availability of Proxy Materials, proxy card and related materials would not be updated to reflect the change to a virtual meeting and you would need the control number provided to attend the virtual Annual Meeting. If we hold the Annual Meeting virtually, all shareholders will be afforded the same rights they would have had at a physical meeting. Thus, it is very important that you retain your Notice of Internet Availability of Proxy Materials, proxy card and related materials, including your control number, through the date of the Annual Meeting.

Items of Business	1	To elect the two Class II director nominees listed in the Proxy Statement.
	2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
	3	To approve, by a non-binding advisory vote, the fiscal 2021 compensation paid to the named executive officers.
		To consider such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.
In order to conserve natural resources and reduce the cost of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner, we are pleased to be able to take advantage of the SEC rule allowing companies to use a “Notice and Access” model to provide their stockholders with access to proxy materials via the Internet. On or about April 22, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders informing them that our Notice of Annual Meeting of Stockholders and Annual Report, proxy statement, and voting instructions are available on the Internet at www.proxyvote.com. As more fully described in the Notice of Internet Availability, all stockholders may choose to access our materials at www.proxyvote.com or may request to receive paper copies of the proxy materials.
By Order of the Board of Directors,
Rene G. Casares
Senior Vice President, General Counsel, & Corporate Secretary
Dated: April 22, 2022

2 Academy Sports and Outdoors, Inc.
Proxy Voting Methods

VOTING CUTOFF FOR VOTING BY PROXY
If you are a stockholder of record, your vote must be received by 10:59 p.m., Central Time, on June 1, 2022 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

If at the close of business on April 5, 2022, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares via the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

To vote by proxy, if you are stockholder of record:
By Internet
Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

You will need the 16-digit control number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the Internet, you do not need to mail a proxy card.

By Telephone
You can vote your shares from a touch-tone telephone by calling the number provided on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded.

You will need the 16-digit control number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the telephone, you do not need to mail a proxy card.
By Mail Mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage-paid envelope provided to you.

Academy Sports and Outdoors, Inc. 3
Proxy Statement
Annual Meeting of Stockholders
June 2, 2022
General Information
We have delivered this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Academy of proxies to be voted at the Annual Meeting to be held on June 2, 2022, and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.
Questions and Answers about the Annual Meeting

Q:
	WHAT IS THE COMPANY’S FISCAL YEAR?	We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year.

Q:
	WHAT AM I VOTING ON?	There are three proposals scheduled to be voted on at the Annual Meeting:
		Proposal 1	Election of the two Class II director nominees listed in this Proxy Statement.
		Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
		Proposal 3	Approval, by non-binding advisory vote, of the fiscal 2021 compensation paid to our named executive officers.

Q:
	COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:
WHO IS ENTITLED TO VOTE?
Stockholders as of the close of business on April 5, 2022 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 86,265,298 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name” or “beneficially”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

4 Academy Sports and Outdoors, Inc.

Q:
	WHAT CONSTITUTES A QUORUM?	The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

Q:
	WHAT IS A “BROKER NON-VOTE”?	A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at its discretion. Proposal Nos. 1 and 3 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted - but is not required - to exercise its discretion to vote uninstructed shares on this proposal. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you do not plan to attend the Annual Meeting.

Q:
HOW MANY VOTES ARE REQUIRED TO APPROVE EACH PROPOSAL?
Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
For any other proposal being considered at the Annual Meeting, under our Bylaws, approval of the proposal requires the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Q:
HOW MAY I VOTE, AND HOW IS MY VOTE COUNTED?
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1. With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For each of Proposal Nos. 2 and 3, abstentions will have the effect of a vote “against” the proposal. For Proposal No. 2, there should be no broker non-votes (although brokers may but are not required to exercise discretionary voting on this proposal).For Proposal No. 3, broker non-votes will have no effect on the outcome of the proposal.
You are not required to attend the Annual Meeting to vote. The Board is soliciting proxies so that you can submit your proxy before the Annual Meeting. If you vote by proxy, you will be designating Brian T. Marley and Tom M. Nealon, each with power of substitution as your proxy, and together as your proxies, to vote your shares as you instruct.If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals. The proxies also have discretionary authority to vote to adjourn our Annual Meeting, including for the purposes of soliciting votes in accordance with our Board’s recommendations, or if any other business properly comes before the meeting. If any other business comes before the Annual Meeting, the proxies will vote on those matters in accordance with their best judgment.

Academy Sports and Outdoors, Inc. 5

Q:
	HOW DOES THE BOARD RECOMMEND THAT I VOTE?	The Board recommends that you vote your shares:
		“FOR”	each of the two director nominees set forth in this Proxy Statement.
		“FOR”	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
		“FOR”	the approval, on a non-binding, advisory basis, of the fiscal 2021 compensation paid to our named executive officers.

Q:
	WHO WILL COUNT THE VOTE?	Representatives of Broadridge Financial Solutions, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:
	HOW DO I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

By Internet
If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit control number included on your proxy card in order to vote by Internet. If you vote via the Internet, you do not need to mail a proxy card.

By Telephone
You can vote your shares from a touch-tone telephone by calling the number provided on the voting website (www.proxyvote.com) and on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. You will need the 16-digit control number included on your proxy card in order to vote by telephone. If you vote via telephone, you do not need to mail a proxy card.

By Mail
You may vote by mail by marking your selections on the proxy card, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting will close at 10:59 p.m., Central Time, on June 1, 2022, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than June 1, 2022. If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

6 Academy Sports and Outdoors, Inc.

Q:
HOW DO I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?
If you are a stockholder of record and prefer to vote your shares in person at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:
MAY I ATTEND THE ANNUAL MEETING IN PERSON AND ARE THERE ANY RESTRICTIONS?
In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) either your proxy card or proof of your ownership of Academy stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Academy stock, such as a bank or brokerage account statement. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. For directions to the meeting, please email: investors@academy.com.

Q:
	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD ON OR ABOUT THE SAME TIME?	It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

Q:
	MAY I CHANGE MY VOTE OR REVOKE MY PROXY?	Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
By Internet Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 10:59 p.m., Central Time, on June 1, 2022.
In Person Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than June 1, 2022.
By Mail Sending a written statement to that effect to the Corporate Secretary of the Company (the “Corporate Secretary”), provided such statement is received no later than June 1, 2022.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Academy Sports and Outdoors, Inc. 7

Q:
	WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?	We will pay the costs of soliciting proxies. We have retained Alliance Advisors to assist in soliciting proxies for a fee of $15,000, plus reimbursement of out-of-pocket expenses incident to preparing and mailing our proxy materials. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Q:
	HOW CAN I VIEW COPIES OF THE COMPANY’S CORPORATE DOCUMENTS AND FILINGS WITH THE SEC, INCLUDING THIS PROXY STATEMENT AND THE ANNUAL REPORT?	Our website contains the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Bylaws, Corporate Governance Guidelines, Board committee charters, Ethics and Code of Conduct Policy, and the Company’s SEC filings, including this Proxy Statement and the Annual Report. To view these documents, go to our investor relations website at investors.academy.com, and select “Documents & Charters” from the “Corporate Governance” drop-down menu, or select “SEC Filings” from the “Financials & Filings” drop-down menu.

8 Academy Sports and Outdoors, Inc.
Proposal One
Election of Directors
Board of Directors
The Board of Directors oversees or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board is currently comprised of 10 directors, eight of whom are independent.
Our Certificate of Incorporation provides for a classified Board currently divided into three classes. Wendy Beck, Allen Questrom, and Sharen Turney constitute a class with a term that expires at the Annual Meeting (the “Class II Directors”); Ken Hicks, Beryl Raff, and Jeff Tweedy constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class III Directors”); and Brian Marley, Tom Nealon, Nate Taylor and Chris Turner constitute a class with a term that expires at the Annual Meeting of Stockholders in 2024 (the “Class I Directors”).
On May 10, 2021, Vishal Patel and Aileen Yan, both designees of affiliates of Kohlberg Kravis Roberts & Co., L.P. (“KKR”), stepped-down from the Board and Beryl Raff, an independent director, was appointed to the Board. Sharen Turney and Chris Turner, both independent directors, were added to the Board on August 5, 2021 and December 17, 2021, respectively. On March 2, 2022, Nate Taylor, a Class I Director and designee of affiliates of KKR, notified the Board of his intention to resign from the Board, effective at the Annual Meeting, and Allen Questrom, an independent Class II Director, notified the Board of his intention to retire and not seek re-election as a member of the Board effective upon the expiration of his current term at the Annual Meeting. In light of these pending departures, prior to the Annual Meeting, the Board will take action to address any vacancies on the Board, including by reducing the number of directors constituting the full Board, effective at the Annual Meeting.
Directors are elected by our stockholders to serve for three-year terms that expire on the date of an annual meeting of stockholders. One class of directors stands for election at each of our annual meetings of stockholders. The terms of our three current Class II directors expire on the date of the Annual Meeting, subject to the election and qualification of their successors. Upon the recommendation of the Nominating and Governance Committee, the Board has considered and nominated Wendy Beck and Sharen Turney to continue as Class II Director nominees for a three-year term expiring at the Annual Meeting of Stockholders in 2025. Action will be taken at the Annual Meeting for the election of these two Class II Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxy holders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of each of Wendy Beck and Sharen Turney. Each of these nominees has indicated that she will be willing and able to serve as a director. If either of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the Board may propose another person or persons in place of any such nominee(s), and the individuals designated as your proxies will vote to appoint that proposed person or persons. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

Academy Sports and Outdoors, Inc. 9
Board Composition
We believe the current composition of the Board brings a diverse balance of relevant experience and backgrounds to our Company. The Board is composed of seasoned directors and executives with proven track records of leadership and success in retail and other consumer-oriented businesses that are relevant in light of the Company’s business, strategy, and structure. The Board and the Nominating and Governance Committee regularly evaluates its composition to ensure it continues to advance our business strategies and serve the interests of our stockholders.

Board Composition Matrix (As of April 22, 2022)
	W. Beck	K. Hicks	B. Marley	T. Nealon	A. Questrom	B. Raff	N. Taylor	C. Turner	S. Turney	J. Tweedy

Total Number of Directors	10

Independence/Tenure/Class
Independent	✓		✓	✓	✓	✓		✓	✓	✓
Tenure (years)	1	1	1	1	1	0	1	0	0	1
Class	II	III	I	I	II	III	I	I	II	III
Term Expires	2022	2023	2024	2024	2022	2023	2024	2024	2022	2023
Gender Identity
Female	✓					✓			✓
Male		✓	✓	✓	✓		✓	✓		✓
Non-Binary Gender
Demographic Background
Black or African American										✓
Hispanic or Latinx
White	✓	✓	✓	✓	✓	✓	✓	✓	✓
Asian (including South Asian)
Native Hawaiian or Pacific Islander
Native American or Alaskan Native		✓
Two or More Races or Ethnicities		✓
LGBTQ+
Did Not Disclose Demographic Background
Veteran		✓
The Board’s current directors have a balance of age and gender and ethnic diversity that the Board believes provides it with an effective mix of experience and perspective.

Average Age 62 Years	Gender Diversity 30% 3 Women	Ethnic Diversity 20% 2 Minorities

Independence 80% 8 Directors	Committee Chair Diversity 2 of 3 Committee Chairs are Women	Overall Diversity 50% 5 Directors who are Women or Minorities

10 Academy Sports and Outdoors, Inc.
Nominees for Election to the Board of Directors
Set forth below is certain information regarding each Class II Director nominee. Beneficial ownership of equity securities of the Class II Director nominees is shown under “Ownership of Securities” below. Ms. Beck was recommended to the Board by a third-party search firm and Ms. Turney was recommended to the Board by an independent director.

Wendy A. Beck
Director since: December 2020	Independent: Yes	Age: 57
Committee Memberships: Audit; Nominating & Governance (Chair)

Wendy A. Beck has served on the Board and the Audit Committee since December 2020 and as a member and the Chair of the Nominating & Governance Committee since May 2021. Ms. Beck most recently served as Executive Vice President and Chief Financial Officer for Norwegian Cruise Line Holdings, Inc., from September 2010 until March 2018. Prior to that, Ms. Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza Inc. from 2008 until 2010, as Senior Vice President, Chief Financial Officer and Treasurer of Whataburger Restaurants, LP from 2004 until 2008 and as their Vice President and Chief Accounting Officer from 2001 through 2004, and as Vice President, Chief Financial Officer, and Treasurer of Checkers Drive-In Restaurants, Inc. from 2000 through 2001. Ms. Beck has served on the Board of Directors of Traeger, Inc., including on its Audit Committee and its Nominating and Corporate Governance Committee since July 2021, and on the Board of Directors of Bloomin’ Brands, Inc. since February 2018, including on its Compensation Committee. Ms. Beck served on the Board of Directors and chaired the Audit Committee of At Home Group Inc. from September 2014 until July 2021, and on the Board of Directors and the Audit Committee of SpartanNash Company from September 2010 until December 2013. She is a graduate of the University of South Florida with a Bachelor of Science in Accounting and is a Certified Public Accountant.

The Board selected Ms. Beck to serve as a director based on her board, executive leadership and management experience related to the retail industry, which includes governance, strategic, supply chain, logistics, talent management, technology, cybersecurity and extensive accounting and financial skills.

Sharen J. Turney
Director since: August 2021	Independent: Yes	Age: 65
Committee Memberships: Compensation; Nominating & Governance

Sharen J. Turney has served on the Board, the Compensation Committee, and the Nominating & Governance Committee since August 2021. Ms. Turney served as the Chief Executive Officer of Russia-based jeans brand Gloria Jeans from November 2018 until November 2019. She served as President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., from July 2006 until February 2016, and as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and eCommerce operation, from May 2000 until July 2006. Prior to that, Ms. Turney spent 10 years in various executive roles, including President and Chief Executive Officer of Neiman Marcus Direct, the direct marketing division of Neiman Marcus Group. Ms. Turney has also served as an advisor to several retailers and technology companies. Currently, Ms. Turney serves on the Board of Directors of Bread Financial (formerly Alliance Data Systems Corp.), including on its Nominating and Governance Committee and as Chair of its Compensation Committee. Previously, Ms. Turney spent two years on the Board of Directors of Sweden-based designer sock and underwear brand Happy Socks AB, seven years on the Board of Directors of M/ I Homes, Inc., and two years on the Board of Directors of FULLBEAUTY Brands. She is a graduate of the University of Oklahoma with a Bachelor’s degree in Business Education and serves on the Baker Retailing Center Industry Advisory Board at the Wharton School at the University of Pennsylvania.

The Board selected Ms. Turney because of her board, executive leadership and management experience related to the retail industry, extensive digital/eCommerce, marketing, merchandising, operations, strategic, governance, supply chain, logistics, technology, and financial skills, and her experience as both a retailer and vendor serving the retail industry.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the election of each of the Class II Director nominees named above.

Academy Sports and Outdoors, Inc. 11
Continuing Members of the Board of Directors Who Are Not Standing for Re-Election at This Annual Meeting
Set forth below is certain information regarding each director whose term continues beyond the Annual Meeting and who is not subject to re-election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Ken C. Hicks
Director since: June 2020	Independent: No	Age: 69
Chairman of the Board
Committee Membership: None

Ken C. Hicks serves as the Chairman of the Board and as President and Chief Executive Officer, roles he has held since May 2018. Mr. Hicks has served as a member of the Board since June 2020 and served as a member of the board of managers of New Academy Holding Company, LLC from May 2017 until June 2020. Mr. Hicks previously served as President and Chief Executive Officer at Foot Locker, Inc. from August 2009 until February 2010, and also served as Chairman, President and Chief Executive Officer at Foot Locker, Inc. from February 2010 until November 2014, and as Executive Chairman at Foot Locker, Inc. from December 2014 until May 2015. Prior to joining Foot Locker, Inc., Mr. Hicks held senior positions at J.C. Penney Company, Inc., Payless ShoeSource, Home Shopping Network, May Department Stores Company, and McKinsey & Company. Mr. Hicks has served on the board of directors of Avery Dennison Corporation since July 2007 and served on the board of directors of Whole Foods Market, Inc. from May 2017 until August 2017. Mr. Hicks graduated from the United States Military Academy located in West Point, NY, and served in the U.S. Army. He also earned a Masters of Business Administration with highest distinction from Harvard Business School.

The Board selected Mr. Hicks to serve as a director based on his board, executive leadership, and management experience related to the retail industry, which includes merchandising, eCommerce, governance, financial, marketing, operations, real estate, sourcing, supply chain, and logistics skills.

Tom M. Nealon
Director since: March 2021	Independent: Yes	Age: 61
Lead Independent Director (or “Lead Director”)
Committee Membership: Compensation

Tom M. Nealon has served on the Board and the Compensation Committee since March 2021 and as Lead Director since December 2021. Mr. Nealon has served as Senior Advisor of Southwest Airlines Co., a major airline, since September 2021 and President of Southwest Airlines Co. from January 2017 until September 2021. Mr. Nealon also served as Executive Vice President Strategy & Innovation of Southwest Airlines Co. from January 2016 until January 2017. Mr. Nealon has also served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. In this role Mr. Nealon was responsible for Strategy, jcp.com, Information Technology, Customer Insights, and Digital Ventures. Mr. Nealon held other senior positions and consulting roles at J.C. Penney, The Feld Group, and Frito-Lay, a division of PepsiCo, Inc. Mr. Nealon previously served on Southwest Airlines Co.’s Board of Directors from December 2010 until November 2015, and on the Board of Directors and the Audit Committee of the Fossil Group, Inc. from April 2012 until May 2020. He is a graduate of Villanova University’s School of Business with a Bachelor of Science in Business Administration and earned a Master of Business from the University of Dallas.

The Board selected Mr. Nealon to serve as a director based on his extensive board, executive leadership, management experience related to the retail and consumer industries, including technology, eCommerce, marketing, merchandising, accounting, finance, governance, strategic planning, supply chain, logistics, technology, cybersecurity, and customer service skills.

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Brian T. Marley
Director since: June 2020	Independent: Yes	Age: 64
Committee Membership: Audit (Chair)

Brian T. Marley has served on the Board and as a member and Chair of the Audit Committee since June 2020 and served as a member of the board of managers of New Academy Holding Company, LLC from January 2018 until June 2020. Mr. Marley is the founder and has served as Managing Partner of Marley Associates LLC, where he has provided advisory services or a wide variety of consumer and retail firms, since 2014. Mr. Marley previously served as Executive Vice President and Chief Financial Officer of Belk, Inc. from 2000 until 2013. At Belk, Mr. Marley had responsibility for financial planning, accounting, treasury, risk management, process improvement, credit and customer loyalty programs. He also served as Chairman of Belk National Bank from 2000 until 2006. Prior to joining Belk, Mr. Marley was at KPMG LLP for 20 years, during which he was an Audit and Assurance partner in the Retail and Consumer Industry practice for seven years. He is a graduate of the University of North Carolina at Chapel Hill with a Bachelor of Science in Business Administration and where he currently serves as Chairman of the Board of Visitors.

The Board selected Mr. Marley to serve as a director based on his executive leadership, governance, and management experience, including strategy, process improvement, risk management, customer loyalty, marketing, and extensive accounting and financial skills related to the retail industry.

Beryl B. Raff
Director since: May 2021	Independent: Yes	Age: 71
Committee Membership: Compensation (Chair)

Beryl B. Raff has served on the Board and the Compensation Committee since May 2021 and as the Chair of the Compensation Committee since October 2021. Ms. Raff has been the Chairman and Chief Executive Officer of Helzberg Diamonds, a wholly owned subsidiary of Berkshire Hathaway Inc., a multinational conglomerate holding company, since 2009. Before joining Helzberg Diamonds, from 2001 until 2009, Ms. Raff held senior merchandising positions with J.C. Penney Company, Inc. (“JC Penney”), most recently as Executive Vice President and General Merchandise Manager, where she was responsible for the day to day operation of the fine jewelry business and served on its Executive Board, which determined strategic direction and initiatives for JC Penney. Prior to JC Penney, Ms. Raff also was Chairman and Chief Executive Officer at Zale Corporation and held senior merchant positions at R. H. Macy & Company. Currently, Ms. Raff serves on the Board of Directors of Helen of Troy, Ltd., including on its Audit Committee and formerly on its Compensation Committee, and on the Board of Directors of Larry H. Miller Company, including on its Governance and Compensation Committees. Previously, Ms. Raff spent seven years on the Board of Directors of The Michaels Companies, Inc., including on its Audit and Compensation Committees, eight years on the Board of Directors of Group 1 Automotive, Inc., including on its Compensation Committee and as chair of its Governance & Nominating Committee, and ten years on the Board of Directors of Jo-Ann’s Stores, Inc., including on its Audit and Governance Committees and as chair of its Compensation Committee. She is a graduate of Boston University with a Bachelors of Business Administration and a Masters of Business Administration from Drexel University.

The Board selected Ms. Raff because of her board, executive leadership and management experience related to the retail industry, which includes accounting, finance, governance, marketing, merchandising, sourcing, manufacturing, operations, strategic, supply chain logistics, and talent management skills.

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Chris L. Turner
Director since: December 2021	Independent: Yes	Age: 47
Committee Membership: Audit

Chris Turner has served on the Board and the Audit Committee since December 2021. Mr. Turner has served as the Chief Financial Officer of Yum! Brands, a fast food corporation, since August 2019 where he has global responsibility for finance, corporate strategy, supply chain and information technology. Before joining Yum! Brands, he served as Senior Vice President and General Manager at PepsiCo, Inc., an multinational food, snack, and beverage corporation, leading PepsiCo’s retail and eCommerce businesses with Walmart in the U.S. and more than 25 countries and across PepsiCo’s brands from December 2017 until July 2019. Prior to leading PepsiCo’s Walmart business, he served in various positions including Senior Vice President of Transformation for PepsiCo’s Frito-Lay North America business from July 2017 until December 2017 and Senior Vice President of Strategy for Frito-Lay from February 2016 until June 2017. Prior to joining PepsiCo, Mr. Turner spent more than 13 years at McKinsey & Company, a strategic management consulting firm, where he was a Partner in the firm’s Dallas office. During this time, he served clients in the retail, restaurant, consumer packaged goods, airline, high-tech and media industries. He is a graduate of the University of Arkansas with a Bachelor’s degree in Industrial Engineering and earned a Masters of Business Administration from Stanford University.

The Board selected Mr. Turner to serve as a director based on his significant business and management leadership experience related to the retail and consumer industries, including supply chain, logistics, digital/eCommerce, operations, technology, cybersecurity, and extensive financial skills.

Jeff C. Tweedy
Director since: October 2020	Independent: Yes	Age: 59
Committee Memberships: Compensation; Nominating & Governance

Jeff C. Tweedy has served on the Board, the Compensation Committee, and the Nominating & Governance Committee since October 2020. In March of 2021, Mr. Tweedy transitioned to an advisory role with Sean John Clothing, having served as its Chief Executive Officer from November 2007 until March 2021, and previously as its Executive Vice President from February 1998 until March 2005. He has served on the Board of Directors of The Piney Woods School since February 2019, and the advisory board of the Fashion Institute of Technology since January 2020, where he previously studied Menswear Design and Marketing. He served as Vice President of Karl Kani Jeans from March 1993 until June 1996. Mr. Tweedy served as Vice President of Spike Lee from February 1992 until June 1993 and as East Coast Sales Manager of Ralph Lauren Womenswear from February 1990 until December 1992.

The Board selected Mr. Tweedy to serve as a director based on his extensive executive leadership and management experience related to the retail industry, including merchandising, marketing, sourcing, manufacturing, strategic, and talent management skills.

14 Academy Sports and Outdoors, Inc.
Board Governance
Board Oversight
The primary role of the Board is to direct and oversee the management of the business and affairs of the Company in a manner that it considers in the best interests of the Company and its stockholders, in accordance with applicable laws and the Nasdaq Stock Market LLC (“Nasdaq”) Listing Rules. The Board’s responsibility is one of oversight and, in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board selects our Chief Executive Officer and oversees our executive officers, who are charged by the Board with conducting our business. As part of its responsibility, the Board exercises direct oversight of strategic matters such as strategic planning, budgeting, capital planning, compensation, governance, succession planning, cybersecurity, risk management, compliance, and environmental, social and governance (“ESG”) matters. The Board has a dedicated annual strategic planning meeting with senior management and receives quarterly strategic updates during its regular meetings.
To assist it in fulfilling its responsibilities, the Board has delegated certain authority to its standing committees: the Audit Committee, the Nominating and Governance Committee (the “Governance Committee”) and the Compensation Committee, each of which is composed entirely of independent directors. The roles and responsibilities of these standing committees are described below under “Board Committees.”
Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in the Board’s Corporate Governance Guidelines, which describe the principles and practices that the Board is expected to follow in carrying out its responsibilities. The Corporate Governance Guidelines are reviewed from time to time by the Governance Committee and updated to the extent deemed appropriate in light of emerging practices and to ensure compliance with applicable laws, regulations, governance documents, and Nasdaq Listing Rules, upon recommendation to and approval by the Board. Copies of the Corporate Governance Guidelines and other corporate governance information are available on our investor relations website at investors.academy.com.
Our recently updated Corporate Governance Guidelines address topics such as the role and responsibility of the Board, Board composition, structure and policies, Board meetings, committees of the Board, expectations of directors, management succession planning for the Chief Executive Officer and other executive officers, annual Board and committee evaluations, director compensation, director independence and qualifications, nomination, and selection, Board refreshment and retirement age/term limits, selection and separation or combination of the Chairperson of the Board and Chief Executive Officer, responsibilities of the Lead Director, director orientation and continuing education, director access to officers and employees, changes in directors’ principal occupation, outside directorships/overboarding, investor and other stakeholder communications with the Board and its non-management directors, and strategic planning and budgeting.
The Corporate Governance Guidelines limit the number of public company boards on which a director may serve (including our Board), to four and the number of public company audit committees on which an Audit Committee member may serve (including our Audit Committee) to three. Further, directors who also serve as executive officers (or in equivalent positions) generally should not serve on more than three public company boards (including our Board). All of our directors, director nominees, and executive officers currently comply with our overboarding policy.

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Director Independence
Under the Corporate Governance Guidelines and the independence standards of the SEC and the Nasdaq Listing Rules, a director is not independent unless the Board affirmatively determines that he or she does not have a relationship with us or our management which, in the opinion of the Board, would impair their independence.
The Corporate Governance Guidelines define independence in accordance with Nasdaq Listing Rules, and require the Board to review and determine the independence of all directors at least annually.
The Board has affirmatively determined that each of Wendy Beck, Brian Marley, Tom Nealon, Allen Questrom, Beryl Raff, Chris Turner, Sharen Turney, and Jeff Tweedy is “independent” under SEC rules, the Corporate Governance Guidelines and Nasdaq Listing Rules, including under the heightened independence standards applicable to audit and compensation committee members. In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
Since our initial public offering (“IPO”) in October 2020, we have added eight independent directors to the Board, who now comprise 80% of the Board’s ten current directors. Following the Annual Meeting, our Board will be 88% independent.
Controlled Company Exemption
Immediately after our IPO, affiliates of KKR beneficially owned shares representing more than 50% of the voting power in the election of directors. As a result, we were a “controlled company” within the meaning of the Nasdaq Listing Rules. As a “controlled company” we were entitled to, and elected to, utilize certain Nasdaq corporate governance exemptions, including not being required to have a majority of independent directors on the Board and not have a compensation or nominating committee that was composed entirely of independent directors. Effective April 12, 2021, we no longer qualified as a “controlled company”. As such, we were required to comply with the Nasdaq corporate governance requirements within transition periods of 90 days for the Compensation Committee to consist of a majority of independent directors, one year for the Compensation Committee and Governance Committee to consist entirely of independent directors, and one year for the Board to consist of a majority of independent directors, each of which were timely satisfied. The Board is now 80% independent and all of the Board’s committees are now fully independent.
Leadership Structure of the Board
We do not have a formal policy regarding the combination or separation of the Chairperson of the Board and Chief Executive Officer positions or whether a separate Chairperson should be selected from the independent directors. The Corporate Governance Guidelines provide the Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders at any given time. Currently, Ken Hicks serves as Chairman of the Board and as our Chief Executive Officer. We believe this combination of roles benefits the Company, as a combined Chairman of the Board/Chief Executive Officer role helps provide strong, unified leadership for our management team and the Board.
The Board also believes that strong, independent Board leadership and oversight are a critical aspect of effective corporate governance. The Corporate Governance Guidelines enable the independent directors to elect a lead independent director (or “Lead Director”) to serve for a period of at least one year, whenever the Chairperson of the Board is also our Chief Executive Officer or a non-independent director. Accordingly, because the role of Chairman of the Board is currently combined with that of the Chief Executive Officer, in December 2021, the independent members of the Board appointed Tom Nealon to serve as the Lead Director for a period of no less than one year, succeeding Allen Questrom, who served as Lead Director from December 2020 to December 2021.
The position of Lead Director has a clear mandate, significant authority and well-defined responsibilities as set forth in the Corporate Governance Guidelines. These responsibilities and authority include, among others:
•presiding at meetings of the Board at which the Chairperson is not present, including at executive sessions of the independent directors;
•collaborating with the Chairperson of the Board regarding the information sent to the Board;
•collaborating with the Chairperson of the Board regarding the agendas and schedules for the meetings of the Board;
•assisting in scheduling Board meetings and approving meeting schedules to ensure that there is sufficient time for discussion of agenda items;

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•serving as liaison between the Chairperson of the Board and the independent directors and/or with management, as appropriate;
•working with the Board and its committees to oversee the Company’s engagement with stockholders, proxy advisory firms, and other interested parties, reviewing stockholder inquiries, and making recommendations to the Board regarding responding to those inquiries, and being available for consultation and communication with major stockholders, upon request;
•calling meetings/executive sessions of the independent directors, as appropriate;
•collaborating with the Chairperson of the Board in determining the need for special meetings of the Board; and
•recommending to the Board, in consultation with the applicable committee chairs, the retention of consultants and advisors who directly report to the Board, including independent legal, financial or compensation advisors.
We believe that the current Board leadership structure provides appropriate governance and risk oversight. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Executive Sessions
To promote free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet in executive session with no members of management present from time to time. In addition, to the extent that the non-management directors include any non-independent directors, the independent directors also will meet separately at least once a year in a private session that excludes management and non-independent directors. The Lead Director presides at the executive sessions of both non-management and independent directors. In fiscal 2021, the independent directors separately met at least twice in private session that excluded management and non-independent directors.
Board Committees
The Board has established an Audit Committee, a Compensation Committee and a Governance Committee, each of which is entirely comprised of independent directors. These committees are each described below. The Governance Committee is responsible for identifying Board members qualified to serve on each committee and recommending that the Board appoint members to each committee. Each committee reports regularly to the full Board summarizing the committee’s actions and any significant issues considered by the committee.
Each of the Board’s committees acts under a written charter, which was approved and adopted by the Board and describes the responsibilities of the committee. Copies of the Audit Committee, Compensation Committee, and Governance Committee charters are available on our investor relations website at investors.academy.com.
The following table shows the current memberships of each of the Board’s committees.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Ken Hicks (C)
Wendy Beck (I)*	X		Chair
Brian Marley (I)*	Chair
Tom Nealon (I) LD		X
Allen Questrom(I)*	X		X
Beryl Raff (I)		Chair
Nate Taylor
Chris Turner (I)*	X
Sharen Turney (I)		X	X
Jeff Tweedy (I)		X	X
(I) Independent Director * SEC Audit Committee Financial Expert LD Lead Director X Member (C) Chairman of the Board

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Audit Committee
Our Audit Committee consists of Brian Marley, who serves as the Chair, Wendy Beck, Allen Questrom, and Chris Turner. The Board has determined that each member of the Audit Committee is “independent,” as required by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Listing Rules applicable to directors and audit committee members, and meets the “financial sophistication” requirement within the meanings of the Nasdaq Listing Rules, and has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.
Under the Audit Committee’s charter, which is reviewed by the Audit Committee annually, the oversight responsibilities of the Audit Committee involve the following (among others):
•overseeing our consolidated financial statements and the audits thereof, earnings press releases, and earnings guidance;
•engaging our independent registered public accounting firm and reviewing, and approving or confirming its compensation, qualifications, performance, and independence;
•overseeing our accounting, financial reporting, and disclosure processes, practices and controls, and the quality and integrity thereof;
•overseeing our systems of internal controls regarding financial reporting and the adequacy and soundness thereof;
•overseeing our internal audit function and its performance;
•overseeing our enterprise, information technology, and cybersecurity/data protection risk management programs;
•reviewing our legal, compliance, ethics and whistleblower programs, and matters;
•pre-approving, eligible audit and non-audit services to be performed by the independent registered public accounting firm;
•reviewing and approving, if applicable, related person transactions and overseeing other related person transactions under the accounting rules; and
•reviewing and approving the Report of the Audit Committee for inclusion in the Proxy Statement. See “Report of the Audit Committee.”
Along with the Board, the Audit Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of management controls. Through its regular meetings with management, including the accounting, finance, legal, internal audit, risk, business continuity, and information technology functions and discussions, as appropriate, with our independent registered public accounting firm and internal auditors, the Audit Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors. Our internal auditors report functionally and administratively to our Chief Financial Officer and directly to the Audit Committee.
Compensation Committee
Our Compensation Committee consists of Beryl Raff, who serves as the Chair, Tom Nealon, Sharen Turney, and Jeff Tweedy. The Board has determined that each member of the Compensation Committee is “independent” as required under the Nasdaq Listing Rules applicable to directors and members of a compensation committee and also qualifies as a “non-employee” director for purposes of Section 16 of the Exchange Act.
Under the Compensation Committee’s charter, which is reviewed by the Compensation Committee annually, the oversight responsibilities of the Compensation Committee involve the following (among others):
•establishing and reviewing the overall compensation philosophy of the Company;
•reviewing and recommending corporate goals and performance objectives of the Chief Executive Officer and approving corporate goals and performance objectives of other executive officers, relevant to their compensation;
•reviewing and evaluating the performance of executive officers;

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•reviewing and recommending compensation of directors and the CEO and approving compensation of other executive officers;
•reviewing and recommending policies and practices concerning executive officer compensation programs, benefit plans, perquisites, and expense accounts;
•overseeing the Company’s strategies and policies related to talent management (and work with the Lead Director and the Board’s other committees with respect to matters overseen by such other committees), including with respect to matters such as talent development and retention, workplace environment and culture, and diversity and inclusion;
•administering or overseeing incentive compensation, stock incentive and stock purchase plans, including determining grants of equity awards under the stock-based plans;
•undertaking annual review and risk assessment of compensation policies and practices;
•overseeing executive officer succession planning;
•reviewing and/or recommending any employment contracts or transactions involving directors or executive officers and any related compensation arrangements;
•assessing and monitoring the independence of its compensation consultant and legal counsel;
•pre-approving services to be provided to the Company by its compensation consultant;
•reviewing and discussing with management the Company’s engagement efforts with stockholders on the subject of executive officer compensation;
•reviewing, approving, and monitoring compliance with stock ownership guidelines for directors and executive officers and the Company’s clawback policy; and
•reviewing and approving the Compensation and Discussion Analysis and Compensation Committee Report for inclusion in the Proxy Statement. See “Compensation & Discussion Analysis.”
Along with the Board, the Compensation Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of compensation programs. Through its regular meetings with management, including the human resources, compensation, and legal functions and discussions, as appropriate, with its independent compensation consultant, the Compensation Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors.
Nominating and Governance Committee
Our Governance Committee consists of Wendy Beck, who serves as the Chair, Allen Questrom, Sharen Turney, and Jeff Tweedy. The Board has determined that each member of the Governance Committee is “independent” as required under the Nasdaq rules applicable to directors.
Under the Governance Committee’s charter, which is reviewed by the Governance Committee annually and, the oversight responsibilities of the Governance Committee involve the following (among others):
•developing the Company’s corporate governance practices, policies, and documents and overseeing the related risks;
•reviewing and monitoring the composition, size, structure, functioning, and performance of the Board and its committees;
•establishing criteria for the selection of candidates and nominees for appointment or election as directors to serve on the Board;
•identifying and recommending individuals believed to be qualified as director candidates or nominees, including recommendations whether current directors should stand for re-election, and the class of directors in which the candidate or nominee should serve;
•evaluating director candidates or nominees recommended by stockholders on a substantially similar basis as it considers other candidates or nominees;

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•recommending directors to serve on the Board’s committees;
•reviewing the independence and possible conflicts of interest of directors;
•recommending an independent director to serve as Lead Director;
•providing oversight and making recommendations for the Company’s corporate social responsibility efforts, including ESG matters, and political contributions;
•approving directorships at other for-profit organizations offered to directors and executive officers;
•working with Lead Director to oversee communications with stockholders, proxy advisory firms and other interested parties concerning governance and other related matters and reviewing stockholder proposals and making recommendations to address them (and work with other committees with respect to matters overseen by them);
•overseeing evaluations of the Board and its committees; and
•overseeing director engagement, education, and orientation activities.
Along with the Board, the Governance Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of governance practices and policies. Through its regular meetings with management, including the legal, ESG, and investor relations functions and discussions, as appropriate, with its legal counsel, the Governance Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors.
Board and Committee Meetings and Attendance
All directors are expected to attend all meetings of the Board, meetings of the committees of which they are members, and the annual meeting of stockholders. During 2021, the Board held six meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings, and the Governance Committee held four meetings. In addition, the Board, the Audit Committee, the Compensation Committee, and the Governance Committee acted by unanimous written consent several times during 2021. In 2021, all of our incumbent directors attended at least 75% of the meetings of the Board of Directors and its committees during the time in which he or she served as a member of the Board or such committee. In addition, all of our directors are expected to attend our Annual Meetings of Stockholders, and all of our then serving directors attended the 2021 Annual Meeting of Stockholders.
Board and Committee Evaluations
In order to assess the functioning and effectiveness of the Board and its committees, the Corporate Governance Guidelines and the charters of each of the Board’s committees require the Board and each of its committees to conduct a formal performance evaluation on at least an annual basis, generally at the first regularly scheduled meetings of the Board or such committee in the fiscal year. This annual evaluation process is overseen by the Governance Committee in concert with the Lead Director and requires that the Board and its committees each review and evaluate their respective performances against the requirements of the Corporate Governance Guidelines and the appropriate committee charters, respectively.
The evaluation process enables directors to provide anonymous and confidential feedback on topics including:
•Board/committee responsibilities and accountability (including with respect to strategy, operating performance, corporate governance, risk management, succession planning, senior management development, ESG, and corporate culture);
•Board/committee composition and structure (including the mix of director experience, skills, qualifications, viewpoints, and backgrounds);
•Board/committee meeting mechanics;
•Board/committee meeting information and materials;
•Board/committee member’s conduct and culture;
•Board/committee engagement, orientation, and continuing education;
•Board/committee interaction with management; and
•Overall performance/effectiveness of the Board/committee and its members.

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The results of the feedback are reviewed and addressed by the members of the Board or applicable committee, the Governance Committee, and the Lead Director in an executive session of the Board and/or applicable committee.
Our Lead Director also conducts individual interviews with each of the directors. These interviews address similar topics, with the one-on-one setting permitting more detailed feedback on Board operations and director performance, as well as providing opportunities for mentoring newer directors. The feedback from these interviews is typically discussed with the full Board at its first regular meeting of the fiscal year.
In addition to conducting formal performance evaluations, the directors share their perspectives, feedback and suggestions, year-round, both during and outside of Board and committee meetings.
Director Nomination Process
The Governance Committee is responsible for recommending director nominees to the Board for annual election by the stockholders. The Board seeks to promote refreshment of its directors, while also balancing the need for institutional knowledge and stability that comes from longer-term service on the Board. As part of the Board’s ongoing refreshment efforts, the Corporate Governance Guidelines prohibit a director from being nominated for re-election at any annual meeting following the earlier of their 75th birthday or after they achieve 15 years of service on the Board. Current members of the Board whose class term is expiring are considered for nomination for reelection unless they have notified the Board that they do not wish to stand for re-election. Nevertheless, the Board believes that directors should not expect to be re-nominated at the end of their term. In determining whether to recommend a current director for re-election, the Governance Committee considers the director’s qualifications, participation in and contributions to the activities of the Board, the results of the annual Board evaluation, and past meeting attendance.
The Governance Committee may also consider director nominees identified by other sources, including current members of the Board, members of management, and stockholders. From time to time, the Governance Committee may retain a third-party search firm to assist in the identification of possible Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.
The Board will consider director candidates recommended by stockholders on a substantially similar basis as it considers other candidates. Any such recommendation should be submitted to the Corporate Secretary in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. All recommendations for nomination received by our Corporate Secretary that satisfy our Bylaws’s requirements relating to director nominations will be presented to the Board for its consideration. Stockholders also must satisfy the notification, timeliness, consent, and information requirements set forth in our Bylaws. These requirements are also described in this Proxy Statement under “Stockholder Proposals for the 2023 Annual Meeting.”
Director Qualification Criteria
The Board is responsible for considering the long-term make-up of the Board and monitoring the mix of specific experience, skills, qualifications, and attributes of its directors so that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure. The Governance Committee is responsible for identifying director candidates, evaluating the qualifications of director candidates, and selecting and recommending director candidates to the full Board for initial appointment to the Board and/or nomination for annual election by our stockholders. When considering whether our current directors (including the director nominees) have the experience, skills, qualifications, or attributes, needed by the Board, the Board and the Governance Committee focus on each person’s background, primarily as reflected in the information discussed in each director’s individual biography set forth above. The Board and the Governance Committee believe that our current directors (including the director nominees) provide an appropriate mix of

Academy Sports and Outdoors, Inc. 21
experience, skills, qualifications and attributes necessary for the Board, as a whole, to perform its oversight function in light of our business and structure.
The Governance Committee evaluates all candidates based on the same criteria, which is established by the Governance Committee and approved by the Board. The Governance Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company’s business and strategic direction, the perspectives that the candidate will bring to the entire Board, and the personality or fit of the candidate with the existing members of the Board and management. As required by its charter and the Corporate Governance Guidelines, the Governance Committee seeks directors who are independent, have executive officer, consumer retail, and public board experience, and demonstrate strong character, mature judgment, an understanding of Academy’s business and industry, deep business acumen, independence of thought, and collegiality. In addition, the Governance Committee considers all other factors it considers appropriate, which may include the candidate’s personal familiarity with Academy, diversity of viewpoints, personal ethnic and national background, gender, race, geography and sexual orientation, age, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background, career experience, relevant technical skills, governmental acumen, financial sophistication, and executive compensation experience, as well as the size, composition, combined expertise, and needs of the Board. The Board assesses the criteria for director candidates and nominees in connection with its annual evaluation of the Board and its committees.
The Board recognizes the importance of selecting directors from various backgrounds and professions, as well as who are diverse as to age, gender, race, ethnicity, and sexual orientation. The Board believes that developing a diverse board is beneficial because it enhances the Board’s performance. Thus, the Board is considerate of diversity, including diversity of gender and race, when evaluating the Board’s composition needs, as set forth in the Corporate Governance Guidelines and Governance Committee’s charter. Since the IPO in October 2020, the Board has taken actions to build a diverse membership. The Board now includes three female directors and two minority directors, collectively representing 50% of the Board’s 10 current directors. The Board also recently updated its Corporate Governance Guidelines to require that, as part of the search process for each new director, the Governance Committee should include women and minorities in each pool of candidates (and direct any third-party search firm to do so), and will interview at least one woman or one minority candidate.
Director Orientation, Engagement, and Continuing Education
The Governance Committee oversees our director orientation program, ongoing director engagement, and continuing education, which includes both internal activities and access to external programming. We have a structured director orientation program for new directors during their first year on the Board to accelerate their onboarding. This program includes information sessions with directors and senior management and visits to our stores and other facilities. Our director engagement programs includes in-depth meetings with management to provide our directors with the opportunity and periodic walks of our stores and other facilities to expand their insight into business operations and activities and observe our strategic initiatives in action. We provide all directors with membership in the National Association of Corporate Directors and relevant educational presentations and board-related periodicals.
Management Succession
The Board is responsible for the development and retention of senior leadership and ensuring that an appropriate succession plan is in place for our Chief Executive Officer and other executive officers. Both the Board and the Compensation Committee are regularly engaged in succession planning. The Compensation Committee primarily oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession, including both long-term succession plans and emergency succession plans. The Board also regularly reviews succession plans for senior management and the Chief Executive Officer. To assist the Board, our Chief Executive Officer annually provides his assessment of senior leaders and their potential to succeed at key senior management positions. The Board also meets potential leaders at many levels across the organization through formal presentations, informal events, one-on-one meetings, and store and other facility walks throughout the year.

22 Academy Sports and Outdoors, Inc.
Environmental, Social, and Governance (ESG)
At Academy, responsible leadership and integrity are values that are fundamental to the way we conduct our business. We believe that practicing corporate responsibility strengthens the accountability and performance of the Board and executive management team, supports the long-term interests of our stockholders and other stakeholders (including our team members, our customers, and their communities), and furthers the achievement of Our Vision to be the best sports + outdoors retailer in the country. Our commitment to meaningful environmental, social and governance (“ESG”) practices reflects our belief that we must engage in responsible corporate leadership to be our best.
ESG oversight is performed by the Board and its committees. The Governance Committee is primarily responsible for monitoring of our ESG practices. This includes reviewing our ESG initiatives and progress against general corporate responsibility trends and the views of our stakeholders and making recommendations to the Board, its other committees, and our executive leadership regarding our ESG strategy. The Governance Committee manages its oversight of our ESG practices by having regular discussions with management and quarterly updates of our ESG initiatives and progress during committee meetings. The Governance Committee is also responsible for overseeing ESG matters related to governance, investor relations, and political contributions. The Compensation Committee oversees ESG matters related to team members, including diversity, equity, inclusion, and belonging, compensation, benefits, and wellness, engagement and training, and succession planning. The Audit Committee oversees ESG matters related to compliance (including ethics, whistleblower hotline, and safety), cybersecurity, data privacy, and enterprise risk management. The Board oversees ESG as part of its oversight of our business and strategy. Each committee provides an update to the full Board on matters discussed and actions taken or recommended in its meeting held, including with respect to ESG matters. Each year, the Board receives a report on our ESG initiatives and progress, including a discussion of our ESG reporting and communications.
At the management level, senior leaders comprise a cross-functional team that drives our ESG efforts. The ESG team focuses on identifying key ESG matters that are important to our business and stakeholders, developing initiatives that advance our ESG efforts, and reporting and communicating our ESG progress. The ESG team works with the major functions of the Company, including executive management, merchandising, global sourcing, supply & logistics, community giving, communications, human resources, legal & compliance, safety, information technology, store and distribution center operations, facilities management, and internal audit to align our efforts with general corporate responsibility trends and the views of our stakeholders and report and communicate our progress on these efforts using the leading ESG framework and standards, as further described below.
Our ESG efforts primarily relate to keeping our customers active and connected with experiences, contributing to a diverse and inclusive society and workplace, investing in our team members, ensuring the quality and safety of our products, workplaces and retail experience, supporting and giving to our communities, enhancing our governance practices, strengthening our compliance programs, ensuring our cybersecurity, and minimizing our environmental impact. Going forward, we will continue to review and appropriately enhance the scope of our evolving ESG efforts.
In June 2021, we updated our investor relations website at investors.academy.com to provide a page dedicated to our ESG initiatives. On a periodic basis, we issue a report describing our ESG initiatives and progress. In Spring 2022, we expect to issue an updated ESG Report that will be posted on our ESG webpage. The 2021 ESG Report will provide more transparent and quantitative disclosures, including reporting informed by the Sustainability Accounting Standard Board (“SASB”) standard and in reference to the Global Reporting Initiative (“GRI”) standard. In addition the 2021 ESG Report will include tear sheets that contain disclosures of certain standard metrics to improve the convenience of reviewing our achievements.
The following are notable highlights of our ESG achievements regarding Diversity, Inclusion and Belonging; Corporate Governance; Firearms Safety, Compliance, and Responsibility; Product and Environmental Sustainability; and Supporting our Communities, which will be further covered in the updated ESG Report along with other recent key ESG achievements.
Commitment to Diversity, Inclusion and Belonging
At Academy, we believe the diversity of the Board, team members, customers, and all others with whom we interact enhances the quality of our work environment and the shopping experience of our customers. Academy encourages diversity, inclusion, and belonging (“DIB”) and requires that all team members and vendors interact fairly, equally, and respectfully towards others.

Academy Sports and Outdoors, Inc. 23
Our commitment to DIB begins at the top with the Board and senior management. Since our IPO in October 2020, the Board has taken actions to build a diverse membership. The Board now includes three female directors and two ethnic minority directors, representing 50% of its current directors. In addition, our Chairman of the Board is an ethnic minority and the Compensation Committee and the Governance Committee are chaired by females. We recently updated the Corporate Governance Guidelines to provide that women and minorities should be reflected in any pool of candidates being considered for a Board position and at least one woman or one minority candidate should be interviewed. Our senior executives include three females and three ethnic minorities, representing 60% of our executive officers. Further, throughout our organization, we continue to attract, recruit, develop, and retain team members with backgrounds that are representative of our diverse customer base, because it makes us stronger. During 2021, we increased the racial/ethnic diversity of our overall management level positions (i.e., store and corporate managers and above) by approximately 10%.
We have a DIB Committee comprised of a diverse group of cross-functional leadership, which leads the promotion and development of our ongoing DIB initiatives. In 2021, the DIB Committee led the launch of our DIB programs in our stores, distribution centers and corporate headquarters. The DIB Committee also introduced and supports several Team Member Resource Groups (“TRGs”) and Academy Networking Groups (“ANGs”), which are team member-led and -organized groups formed with the purpose of building meaningful connections with their fellow team members around their diverse cultures and common interests. TRGs and ANGs are opportunities for team members to actively engage around a central unifying purpose, mission, background or activity. TRGs, which include Black Alliance for Social and Enterprise Success (BASES), LGBTQ+ Pride and Allies, ¡Vamos!, Veterans Engagement Team and Supports (VETS), and Women in Leadership, celebrate the diversity of our team members and promote DIB throughout the Company. TRGs promote the overall well-being of team members and establish mutually beneficial relationships between Academy, our workforce, members of the TRG, and the communities we serve. Academy provides TRGs with executive sponsorship, budgetary support and other meaningful resources to best enable the groups to successfully fulfill their purposes. ANGs, which include Academy Cycling Group, Academy Sneakerheads, Cookeville Distribution Center DIY, and Academy Running Club, enjoy a special recreational interest that is commonly shared by the members of the group. ANGs offer another environment where team members can meet new people, learn new things, and pursue their interests together.

Responsible Corporate Governance
Since the beginning of 2021, we have taken important actions to improve our corporate governance. We added four independent directors and the Board now includes eight independent directors, representing 80% of its current membership. In addition, all of the Board’s committees are now fully independent. Following the conclusion of election of directors at the Annual Meeting, our Board will have only one non-independent director.
We also recently updated the Board’s Corporate Governance Guidelines and each Committee’s charters to strengthen our corporate governance. We revised the Corporate Governance Guidelines to outline the Lead Director’s responsibilities, reduce the number of outside public company boards on which our directors can serve, and adopt a director mandatory retirement/term limit policy. We also revised the Corporate Governance Guidelines and the Governance Committee’s charter to provide that women and minority candidates should be included in each search pool of director candidates. We further revised the Governance Committee’s charter to reflect its approval of outside directorships, oversight of director engagement, orientation, and education, approval of political contributions, and oversight of stockholder engagement. We revised the Compensation Committee’s and Audit Committee’s charters to clarify their ESG oversight and risk management responsibilities. We also revised the Audit Committee’s charter to reflect its oversight of our compliance program.
We updated our Ethics and Code of Conduct Policy and Vendor Code of Conduct Policy to acknowledge that Academy is committed to ensuring fair and safe working conditions throughout our business, align with the United Nations Universal Declaration of Human Rights, acknowledge team members’ basic rights to assemble as protected under law, and prohibit discrimination based on inherited social status. We also adopted our conflict minerals policy and will issue our first conflict minerals report for calendar year 2022 on Form SD in 2023. We established a formal enterprise risk management (ERM) program and chartered an ERM Committee of senior leadership to identify, assess and manage our top enterprise risks.

24 Academy Sports and Outdoors, Inc.
Firearms Safety, Compliance and Responsibility
We are deeply committed to ensuring the safe, compliant, and responsible sale and transfer of firearms. As a Federal Firearms Licensee, we follow, and in most cases exceed, all applicable regulations and regularly review our internal policies and processes to ensure full compliance with the law. To this end, we consistently adhere to rigorous procedures to ensure the safe, compliant, and responsible storage, sale, and transfer of firearms.
Core Objectives. We focus on three core objectives, as outlined below, in our approach to responsible firearms sales:
•Entrust the sale or transfer of firearms to team members who are qualified and trained;
•Maintain integrity and strict compliance during the sale and transfer process; and
•Encourage, educate and support our customers on the safe and responsible usage and ownership of firearms during and after the sale process.
From our team members and the procedures we use to conduct firearms sales and transfers, to how we promote responsible gun ownership, we strive to be the most responsible seller of firearms in the country. In 2021, we further invested in and implemented the technology and processes we use to responsibly transfer firearms.
Product and Environmental Sustainability
We are committed to being an environmentally responsible corporate citizen, including compliance with all applicable environmental regulations, and we seek opportunities to minimize our environmental impact and capture associated cost savings where possible.
Product Sustainability. Guided by our Product Sustainability Roadmap, we are working to reduce the environmental impact of our products and packaging by increasing the recycled materials used in our private label products. We have set measurable goals for our Product Sustainability Roadmap. By the end of 2024, we aim and are on track to exceed the following objectives:
•At least 35% of our private label apparel will be made from recycled materials;
•At least 50% of our private label apparel packaging will be made from recycled materials; and
•At least 50% of our private label footwear insole boards will be made from recycled materials.
Environmental Sustainability. We continue to find ways to reduce the impact of our facilities (i.e., stores, distributions centers, and corporate campus) operations. We embrace environmentally-friendly facility design elements, such as variable speed HVAC systems, automatic sensors and timers to regulate water and electricity usage, LED light fixtures, and clerestories and skylights to harvest daylight, to conserve valuable natural resources and reduce harmful carbon emissions. Improvements to our operations enable us to minimize energy use and associated emissions, use water more efficiently, and divert waste from landfills. In 2021, our landfill avoidance percentage was 48%, based on approximately 16,000 recycled tons and savings of approximately 251,000 trees, 53.2 million kilowatt hours, 167,000 barrels of oil, 103.2 million gallons of water, and 17,000 tons of landfill.

Supporting Our Communities
As a leading national sports and outdoors retailer, we focus our efforts on providing our customers with the gear and confidence to be active, have fun, and enjoy life together. We further serve the communities we operate in by supporting local non-profits, and preparing for and responding to crises when needed, such as by providing essential supplies and monetary support. We maximize our local impact by supporting and forming partnerships with numerous non-profit and community-based organizations throughout our footprint. Our efforts are organized into three priority areas:
Encourage Safety. We encourage safety so that everyone can feel confident and comfortable doing what they love. We help people gear up properly for sports and outdoor activities, and we promote ways to be smart and stay safe.
Empowering Fun. We make it possible for people to enjoy more sports and outdoors activities. We believe being active is an essential part of life. Starting with our product assortment, we motivate people to try new things and give them opportunities to enjoy a variety of fun activities.
Building Connections. We create ways for members of the community to connect and have fun with each other. We build connections with the community by supporting events, programs, and organizations that may a positive impact.

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We have a long history of providing essential supplies for crisis preparedness and have helped our communities, customers, and team members through various natural disasters and crises. In 2020, during the COVID-19 pandemic, we donated ponchos and footwear for health care workers to use as personal protective equipment as they continued serving their communities. In August 2021, Hurricane Ida caused significant flooding, loss of power, and damage throughout its path in Louisiana and Mississippi, and we coordinated with the Red Cross and our stores to deploy several trailers of free bottled water, ice, and gasoline to impacted communities and team members. By being there in times of need, we help to solidify our role as a trusted partner where we operate and to better enable our customers to improve their quality of life.

Partnerships and sponsorships represent our largest investment in communities. In 2021, we invested $5.1 million in these partnerships in local communities benefiting 400 youth teams sports leagues, and thousands of kids. Another important way we support communities is through partnerships with sports teams and outdoor organizations. We now maintain exclusive multi-year relationships with collegiate athletic conferences (including the Southwestern Athletic Conference, or “SWAC”, Southern Intercollegiate Athletic Conference, or “SIAC”, and Central Intercollegiate Athletic Association, or “CIAA”) whose member institutions are comprised of mostly historically black colleges and universities or “HBCUs”. Our relationships with SWAC, SIAC and CIAA support meaningful community initiatives with a focus on grassroots programming, including youth outreach and mentorship programs.

In 2021, we offered discounts to Military, First Responders and Teachers as part of key holiday events, which totaled over $21.4 million in merchandise discounts. We also partnered with over 50 first responder/military organizations to promote fun and safety with an investment of nearly $400,000, including in-kind and cash donations that positively impacted 3,000 families. Also, as part of Teacher Appreciation Month in August 2021, we hosted over 30 giveback events and donated approximately $80,000 to teachers, schools and more across our footprint. During 2019 to 2021, our Team Members volunteered their time and we invested $466,000 to support National Night Out, a community-building campaign that promotes police-community partnerships and neighborhood camaraderie. During the 2021 holidays season, we teamed up with St. Jude Children’s Research Hospital for the second consecutive year to sell festive long-sleeved t-shirts, which allowed us to donate $500,000 as part of the proceeds from each shirt sold.
Board Oversight of Risk Management
Management is responsible for the day-to-day management of risk, while the Board is primarily responsible for risk management oversight and delegates oversight of certain risk management to its committees. The Board oversees our long-range strategic and financial planning, annual budget and capital plans, stockholder return principles, and financing risks. The Audit Committee oversees the administration of our enterprise risk management (“ERM”) program and risk management of financial exposures, statements, controls, systems and reporting; regulatory and compliance, including ethics, anti-corruption, safety, and whistleblower programs; cybersecurity and data privacy; internal audit and related matters; shrink; and related party transactions. The Compensation Committee oversees risk management of our compensation policies and practices; talent recruitment, management, and retention; succession planning; and non-employee director compensation. The Governance Committee oversees risk management of our corporate governance; Board composition; director succession planning; ESG strategy; and political contributions. Each committee submits reports and recommendations to the Board regarding risk-related matters.
The Board and its committees receive regular reports from management regarding specific risks and trends to help ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Board and its committees discuss selected risks in greater detail throughout the year with management and in executive sessions of the Board and/or the independent directors.
Risks facing the Company include macroeconomic, supply chain, legal, regulatory and compliance, operational, information technology, cybersecurity, labor, business continuity, competitive, financial, safety (including COVID-19), reputational, and other business risk exposures. For more information on the risks that affect our business, please see the Annual Report.
Leaders from our Risk Management and Internal Audit functions (the “ERM Team”) administer our ERM program, which is designed to identify, assess and manage our top enterprise risks. Responsibility for managing each of top exposures driving our enterprise risks is assigned to one or more members of management, who we refer to as “risk owners.” The ERM Team’s responsibility is to regularly identify our top enterprise risks (including emerging risks); assess the likelihood of their occurrence, the significance of their potential impact, and the effectiveness of our existing strategies to mitigate their risk; and develop plans with risk owners to monitor, manage and mitigate these risks. The ERM Team holds regular risk

26 Academy Sports and Outdoors, Inc.
discussions with enterprise risk owners and senior management, which inform the development, updating, and mitigation of the top enterprise risks. In addition, the ERM Team holds regular meetings to discuss key risks and their mitigation.
The Company also maintains an Enterprise Risk Management Committee (or “ERM Committee”), composed of senior leaders from certain principal functional areas of the Company, which meets monthly to discuss and address significant new or emerging risks with our ERM Team and risk owners. The Company’s enterprise risks are assessed annually by the ERM Committee through leadership interviews, surveys, and calibrations based on risk management reviews conducted by the ERM Team.
In its oversight of our ERM program, the Audit Committee reviews the Company’s processes governing management’s assessment and management of the Company’s exposure to risk, including the steps management takes to monitor and control such exposures. The Audit Committee stays apprised of significant actual and potential risks in part through their review of quarterly reports of the Company’s top enterprise risks prepared and presented by management, including the General Counsel and the heads of Risk Management and/or Internal Audit.
The Audit Committee has primary responsibility for overseeing risks related to cybersecurity and data privacy, although the full Board also exercises oversight over these risks. As frequently as needed, but at least on a quarterly basis, the Audit Committee and/or full Board receive detailed reports on cybersecurity and data privacy matters from our Chief Information Officer (who has primary responsibility for information security). The topics covered include risk identification and management strategies, risk mitigation activities, results of third-party assessments and testing, team member training and other preparedness activities, and strategy and governance. In addition, our Internal Audit function routinely performs audits on various aspects of cybersecurity and data privacy and reports the results of these audits in its quarterly reports to the Audit Committee.
The Audit Committee also has primary responsibility for overseeing risks related to compliance with regulations, policies, and our Ethics and Code of Conduct Policy, including risks and concerns relating to ethics, gifts & entertainment, conflicts of interest, fraud, corruption, violations, theft, misuse of assets, discrimination, harassment, retaliation, and safety (including COVID-19), although the full Board also exercises oversight over these risks. On a quarterly basis or more frequently as needed, the Audit Committee and/or full Board receive detailed reports on these risks and on concerns reported through the Company’s whistleblower hotline from our General Counsel (who is our chief compliance officer).
We believe that the leadership structure of the Board, along with the allocation of risk management responsibilities described above, provides appropriate risk oversight of our activities.
Code of Ethics
We maintain a written code of ethics (our Ethics and Code of Conduct Policy), that applies to our directors, officers and team members, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Ethics and Code of Conduct Policy covers the following topics, among others: respectful work & shopping environments, diversity and inclusion, safety and health, discrimination and harassment, vendor expectations, bribes and improper payments, conflicts of interest, insider trading, antitrust and competition, political activity and contributions, and reporting ethical concerns.
Our Ethics and Code of Conduct Policy is a “code of ethics,” as defined in item 406(b) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and can be viewed on our investor relations website at investors.academy.com. We intend to make any legally required disclosure regarding amendments to, or waivers of, provisions of our Ethics and Code of Conduct Policy on our website.
Prohibition on Hedging and Pledging of Company Stock
Our Insider Trading Policy requires executive officers and directors to consult the General Counsel prior to engaging in transactions involving the Company’s securities. Directors and executive officers are prohibited from hedging or monetization transactions including, but not limited to, variable forward contracts, equity swaps, collars and exchange funds, or from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or establishing a short position in the Company’s securities. Our Insider Trading Policy also prohibits our directors, officers and team members from purchasing the Company’s securities on margin, or borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.

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Communications with the Board
As described in the Corporate Governance Guidelines, anyone, including stockholders and any other interested parties, who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of the Board or the chairperson of the Audit, Governance, and/or Compensation Committees, any then-serving Lead Director or, if there is no Lead Director, the director designated by the non-management or independent directors as the presiding director, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the attention of our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449, who will forward such communications to the appropriate party, except that the Corporate Secretary reserves the right not to forward advertisements or solicitations, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.
Compensation of Directors
Under the Board compensation program, non-employee directors receive the following compensation (references to non-employee directors exclude directors employed by the Company or KKR):
•an annual cash retainer of $100,000, which is payable quarterly in arrears in installments of $25,000;
•each non-employee director serving in the following positions on the Board will receive the following additional annual cash retainers, each of which is also payable quarterly installments in arrears:
◦Lead Director: $30,000;
◦Audit Committee Chair: $25,000;
◦Compensation Committee Chair: $25,000; and
◦Nominating and Governance Committee Chair: $15,000.
•an annual grant of Restricted Stock Units, or “RSUs,” valued at $130,000 to be granted on the first business day following our annual meeting of stockholders and which is converted into the number of RSUs to be granted based on the prior 30 calendar day average closing price of our common stock as of the grant date. These RSUs vest 100% on the earliest of (i) the first anniversary of the date of grant, or, the date which is the business day immediately preceding the date of the next annual meeting of stockholders, (ii) the director’s termination due to death or Disability (as defined in the Company’s 2020 Omnibus Incentive Plan) or (iii) a Change of Control (as defined in the Company’s 2020 Omnibus Incentive Plan).
However, if a non-employee director is appointed to the Board after the first business day following an annual meeting of stockholders but more than 60 days prior to the next annual meeting of stockholders, such non-employee director will be paid the above-described annual cash retainer(s) and granted the above-described annual RSU grant prorated based on the number of calendar days remaining before (a) the next annual meeting of stockholders, if scheduled, or (b) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting of stockholders is not scheduled, divided by (x) the number of calendar days between the last and next scheduled annual meeting of stockholders, or (y) 365, if either the last or the next annual meeting of stockholders date does not exist and ending on the vesting date for such prorated grant (which vesting date will be the same vesting date on which the corresponding annual grant that was made to the other non-employee directors will vest). A non-employee director appointed within 60 days of the next annual meeting of stockholders will receive a prorated cash retainer as described above, and an annual RSU grant the first business day following the next annual meeting of stockholders as set forth in the director compensation policy.
Our directors will also be reimbursed for travel and lodging expenses associated with attendance at Board or committee meetings.
The following table contains information concerning the compensation of our non-employee directors in 2021, specifically, Mses. Beck, Raff and Turney, and Messrs. Nealon, Marley, Questrom, Turner and Tweedy. Mr. Hicks did not receive any additional compensation for his service as Chairman of the Board in 2021 (and his compensation for services as our Chief Executive Officer is disclosed in the Summary Compensation Table in this Proxy Statement) and none of the directors who were employed by KKR are compensated by the Company for their service on the Board.

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Director Compensation Table for 2021

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Tom Nealon	95,769	172,128	267,897
Wendy Beck	110,920	138,346	249,266
Brian Marley	125,000	138,346	263,346
Allen Questrom	129,794	138,346	268,140
Beryl Raff	80,838	138,346	219,184
William Simon(4)	33,791	—	33,791
Chris Turner	12,088	53,413	65,501
Sharen Turney	48,901	99,704	148,605
Jeff Tweedy	100,000	138,346	238,346
1.Amounts reflect the aggregate amount of cash retainers earned during 2021 inclusive of prorated retainers for the Lead Director position and committee chairs. The amounts reported for Mses. Beck, Raff and Turney and Messrs. Questrom, Nealon and Turner reflect prorated amounts since each served as a director and/or in a committee chair position for a partial year.
2.Amounts reflect the full grant-date fair value of RSUs granted during 2021 computed in accordance with ASC Topic 718. See Note 9, Equity and Share-Based Compensation to our consolidated financial statements included in the Annual Report for the assumptions used in calculating these values.
3.Amounts reflected RSUs granted in 2021 under the Company’s 2020 Omnibus Incentive Plan. The amounts reported for Ms. Turney and Mr. Turner reflect prorated annual grant amounts since each commenced providing services mid-year. The amount reported for Mr. Nealon reflects a prorated 2020 annual grant since he commenced services mid-year (March of 2021) and the full annual grant made in June of 2021. Grants under the Company’s 2020 Omnibus Incentive Plan contain the vesting terms described above under the Board compensation program.
4.Mr. Simon ceased being a member of the Board on June 3, 2021.
As of January 29, 2022, the following non-employee directors held the following number of RSUs:

Name	Number of RSUs Outstanding
Tom Nealon	3,727
Wendy Beck	3,727
Brian Marley	3,727
Allen Questrom	3,727
Beryl Raff	3,727
William Simon(1)	—
Chris Turner	1,334
Sharen Turney	2,870
Jeff Tweedy	3,727
1.Mr. Simon ceased being a member of the Board on June 3, 2021.
The Compensation Committee reviews and assesses non-employee director pay levels every year. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our executive compensation peer group and an update on recent trends in director compensation.

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The Board has adopted Stock Ownership Guidelines applicable to the non-employee directors, the Chief Executive Officer, and the other covered executives (see “Stock Ownership Guidelines” for more information). For non-employee directors the requirement is to hold 3.0x the annual cash retainer, not inclusive of any additional fees. The guidelines allow covered directors and executives up to five years from their compliance date to comply with the guidelines. Covered directors and executives who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 100% of any Company equity acquired (net of taxes) until the next compliance date on which their ownership of eligible securities meets applicable required guidelines. The non-employee directors are either in compliance with the Stock Ownership Guidelines or within the prescribed time period for complying with such guidelines.

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Proposal Two
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2022.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Further, if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.
The shares represented by your proxy will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless you specify otherwise.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.

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Audit and Non-Audit Fees
The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP for the audit of our financial statements for fiscal 2021 and fiscal 2020 and for fees billed for other services rendered by affiliates of Deloitte & Touche LLP during those periods.

	Fiscal 2021	Fiscal 2020
Audit fees(1)	$2,057,500	$2,380,000
Audit-related fees(2)	$30,000	$1,792,500
Tax fees(3)	$475,665	$646,020
All other fees(4)	$771,322	$193,790
Total	$3,334,487	$5,012,310
1.Includes the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements and the quarterly reviews of its financial statements, assistance with documents filed with the SEC, and assistance with documents related to our IPO process.
2.Audit-related fees consist principally of services performed in connection with registration statements filed with the SEC, statutory audits, and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.
3.Includes the aggregate fees for professional services rendered for tax compliance, and tax consultation and planning.
4.All other fees relate to accounting research tool fees and permitted services other than those that meet the criteria above, which are primarily related to consulting and advisory services.
Audit Committee Pre-Approval Policy
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for, and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. The Audit Committee, prior to such engagement, pre-approves independent public accounting firm services within each category and the fees of each category are budgeted. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next regularly scheduled meeting.

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Report of the Audit Committee
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee’s charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles, and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2022 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Audit Committee
•Brian T. Marley, Chair
•Wendy A. Beck
•Allen I. Questrom
•Chris L. Turner

Academy Sports and Outdoors, Inc. 33
Proposal Three
Non-Binding Vote to Approve Executive Compensation
Our stockholders are being asked to approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and related, compensation tables and narrative discussion included in this Proxy Statement. While the results of this “say-on-pay” vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers in fiscal 2021, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis, including the related the compensation tables and narrative discussion on pages 34 to 61, as well as the discussion regarding the Compensation Committee on page 17.
In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2023 Annual Meeting of Stockholders.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the approval of the fiscal 2021 compensation paid to our named executive officers.

34 Academy Sports and Outdoors, Inc.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program, including how the Compensation Committee (referred to as the Committee in this section) assessed performance and made compensation decisions for the fiscal year ended January 29, 2022 (also referred to as 2021).
Named Executive Officers
Our Named Executive Officers (or NEOs) for 2021 are:

Name	Title
Ken C. Hicks	Chairman, President and Chief Executive Officer (“CEO”)
Michael P. Mullican	Executive Vice President (“EVP”), Chief Financial Officer (“CFO”)
Steven (Steve) P. Lawrence	Executive Vice President, Chief Merchandising Officer
Samuel (Sam) J. Johnson	Executive Vice President, Retail Operations
Manish Maini	Senior Vice President (“SVP”), Chief Information Officer
2021 Business Highlights
Business highlights from 2021 include:

Net Sales $6.8B +19.1% vs. 2020 +40.2% vs. 2019	Comparable Sales 18.9% +16.1% in 2020	Gross Margin $2.4B 34.7% of Net Sales +420 basis points vs. 2020

EBIT* $908.5M +113.5% vs. 2020 +305.3% vs. 2019	Net Income $671.4M +117.4% vs. 2020 +459.3% vs. 2019	Diluted EPS $7.12 +$3.33 vs. 2020 +$5.52 vs. 2019

Adjusted EBIT* $968.6M +93.1% vs. 2020 +371.2% vs. 2019	Pro Forma Adj. Net Income* $716.5M +129.9% vs. 2020 +843.7% vs. 2019	Pro Forma Adj. Diluted EPS* $7.60 +$3.77 vs. 2020 +$6.58 vs. 2019

Academy Sports and Outdoors, Inc. 35

Delivered 10 consecutive quarters of Comparable Sales growth and Adjusted EBIT* growth	Delivered industry leading store sales and profitability of $370 average sales per sq. foot, +19% from 2020	Delivered average of $3.7M of Adjusted EBIT* per store (+95% from 2020); 100% of stores are profitable and accretive to earnings
Repurchased and retired $411 million and 10.6 million shares of common stock	Increased eCommerce growth by +6.2% vs. 2020, and +153.1% vs. 2019	Reduced and refinanced the Company’s term loan
* See “Reconciliations of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this Proxy Statement, including this Compensation Discussion & Analysis, to their most directly comparable GAAP financial measures.
2021 Compensation Highlights
Base Salary
•Mr. Hicks declined a base salary increase for 2021 and for the fourth year in a row.
•In March, the Committee approved a 3% base salary increase for Mr. Lawrence based on market competitiveness, the scope of his role, his high performance and to help ensure high-quality, stable executive leadership.
•In September, in consultation with its independent compensation consultant, the Committee undertook a review of the total annual compensation opportunities for certain key leaders, including our NEOs. As a result of the review, the Committee approved increases of the base salaries of Messrs. Mullican, Johnson and Maini by 18.4%, 9.5%, and 4.8%, respectively, so as to provide each NEO with a market-competitive package designed to reward strong performance and retain their services for the Company’s long-term growth.

Annual Cash Incentives
•In March, 2021, the Committee approved the following modifications to the 2021 Executive Team Bonus Plan;
◦To better align with our financial goals as a newly public company, the Committee changed the profit metric from Adjusted EBITDA to Adjusted EBIT and increased the weighting of this metric from 40% to 50% of the total bonus opportunity,
◦In connection with this change, the Committee approved removal of ROIC as a metric under the plan,
◦To help streamline the plan design and keep the plan competitive, the Committee approved the salary level used in the calculation of target bonus opportunities from a weighted average base salary earned over the year to each officer’s base salary level as in effect at the end of the fiscal year, and
◦After a review of market competitive practices and in an effort to increase his percentage of at risk, performance-based pay, the Committee approved an increase of Mr. Hicks’s target bonus opportunity from 150% to 175% of base salary while also reducing his maximum payout opportunity from 300% to 200% of base salary.
•In September, as part of its comprehensive review of certain NEO’s total annual compensation opportunities in consultation with its independent compensation consultant, the Committee approved increases of Mr. Mullican’s and Mr. Johnson’s target bonus opportunities each from 100% to 120% of base salary for 2021.
•The 2021 Executive Team Bonus Plan payouts were earned at 190% to 200% of each NEO’s target opportunity, due to the Company’s outstanding financial results that far exceeded the goals set at the beginning of the year and the excellent individual performance of our NEOs.

36 Academy Sports and Outdoors, Inc.
Long-Term Equity Incentives
•The Committee approved annual long-term equity incentive award grants in March 2021 with the total target grant value allocated across a mix of 33% performance-based RSUs and 67% stock options (“Options”) (which the Committee considers to be linked to company performance).
•The completion of the Company’s secondary public offering in May of 2021 resulted in a change of control event under the Company’s 2011 Unit Incentive Plan that caused all equity awards granted under that plan to vest in full, including all such awards held by our NEOs.
•Following this vesting event and as part of its comprehensive annual compensation review, the Committee approved additional equity award grants in September of 2021 for certain of our senior leaders, including Messrs. Mullican, Lawrence, Johnson and Maini. These special grants were in the form of time-based RSUs that vest 50% on each of the second and third anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date. These equity awards are designed to retain key team members while aligning their long-term compensation with stockholder interests.
Say on Pay (“SOP”) Vote Result
•Over 99% of stockholder votes cast on our 2021 say on pay vote were cast in favor of our executive compensation program. The Committee values stockholder input and considered the results of this vote. Given the strong level of support, the Committee did not make any changes to the compensation program as a result of this vote.

What We Do/What We Don’t Do
We have implemented a number of compensation best practices in our program design.

	What We Do		What We Do Not Do
✓	Committee comprised solely of independent non-employee directors.	x	We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements or non-qualified deferred compensation plans or arrangements to our executive officers.
✓	Committee conducts annual review and approval of our compensation strategy.	x	We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
✓
Majority of compensation for our executive officers is “at risk” based on the Company’s performance, in the form of both short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
		x	We do not grant Options with exercise prices below fair market value or reprice Options without stockholder approval.
✓	Executive officers generally participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members.	x	Our executive officers are prohibited from hedging our securities, pledging our securities as collateral for loans, or holding our securities in margins accounts.
✓	Options and RSUs granted to executive officers vest over multi-year periods. In addition, certain RSUs granted to our executive officers are subject to performance-based vesting requirements.

Academy Sports and Outdoors, Inc. 37
2021 Executive Compensation Program Details
Executive Compensation Objectives and Philosophy
The goal of our executive officer compensation program is to create long-term value for our stockholders, reward our executive officers for superior financial and operating performance, and support retention in a competitive market environment. We believe the most effective way to achieve this objective is to design an executive officer compensation program that drives the achievement of annual, long-term and strategic goals and that aligns executive officers’ interests with those of our stockholders. The following are the core elements of our executive officer compensation philosophy:

Market Competitive
• Attract & Retain High Caliber Talent
Performance-Based
• Pay for Performance Culture
• At-Risk: Short- & Long-Term Goals
Core Elements of Our Executive Officer Compensation Philosophy
Stockholder Aligned
• In the Short-Term & Over the Long-Term
• Drive Significant Growth
• Long-Term Value Creation

38 Academy Sports and Outdoors, Inc.
Elements of 2021 NEO Compensation Program
There are three key elements of our executive officer compensation program:

Component	Purpose	Overview
Base salary	Compensate for services rendered each year	Based on position, experience, job responsibilities, market, internal pay equity, and individual performance
Annual cash incentive bonus	Encourage achievement of our corporate annual performance objectives Reward those individuals who significantly impact our corporate results	Company performance (weighted 90%) -Adjusted EBIT (weighted 50%) -Sales (weighted 40%) Individual performance (weighted 10%)
Long-term equity incentives	Align executive officer and stockholder interests by creating a link between executive compensation and our long-term performance	RSUs: - Performance-Based and earned-based on achievement of Adjusted EBIT performance goals - Time-Based vesting 50% after year 2 and 50% after year 3 Options
The charts below illustrate that the majority of each NEOs annual total target compensation(1) for 2021 was performance-based and at risk based on the Company’s performance:

1.Reflects fiscal year end base salary, annual target bonus, and annual target equity grant. Excludes the special time-based RSU award made in September.

Base Salary
The base salaries of our NEOs are set based on position, experience, market, job responsibilities, individual performance, and internal pay equity. Adjustments to salary levels are typically considered annually as part of our performance review process but can also be made throughout the year, including in connection with a promotion or other change in job responsibilities.

Academy Sports and Outdoors, Inc. 39
Mr Hicks’ requested, and the Committee agreed, not to increase his base salary during 2021. In March 2021, the Committee approved an increase of the base salary of Mr. Lawrence reflecting an assessment of his individual contributions and performance and to bring his base salary closer to the 50th percentile of our compensation peer group.
In September 2021, as part of its comprehensive review of the annual compensation opportunities of certain key employees, including our NEOs, the Committee approved increases of the base salaries of Messrs. Mullican, Johnson, and Maini to provide each with a market-competitive base salary rewarding their strong performance and to help retain their services for the Company’s long-term growth. The following table summarizes the base salaries of the NEOs for fiscal years 2020 and 2021, in each case at the salaries in effect on the last day of such fiscal year. The actual salary amounts earned by the NEOs for 2021 are reported in the Summary Compensation Table.

Name	Year End Fiscal 2020 Base Salary ($)	Year End Fiscal 2021 Base Salary ($)	Percentage Increase (%)

Ken C. Hicks	1,100,000	1,100,000	—
Michael P. Mullican	570,000	675,000	18.4
Steve P. Lawrence	730,000	752,000	3.0
Sam J. Johnson	527,500	577,500	9.5
Manish Maini	525,000	550,000	4.8

2021 Executive Team Bonus Plan
Bonus Plan Design
We seek to tie a significant portion of NEO compensation to performance. To accomplish this objective, we provide our NEOs the opportunity to earn annual cash bonuses tied to the achievement of both Company (weighted 90%) and individual (weighted 10%) performance metrics. Each NEO may earn from 0% to 200% of his or her target bonus opportunity, which is expressed as a percentage of the NEO’s fiscal year-end base salary level. Any earned bonus payments are generally subject to the NEO’s continued employment through the payment date, which typically occurs in April following the end of the applicable fiscal year.
During the first quarter of 2021, the Committee finalized and approved the performance metrics for the 2021 Executive Team Bonus Plan, or the Bonus Plan. In setting the goals described below, the Committee established what it believed were stretch goals that would incentivize and reward exceptional employee performance without any guarantee that we would meet or exceed any such metrics in the prevailing business environment.
For the Company performance metrics, we use linear interpolation to determine the payout percentage where the level of achievement falls between minimum and target or target and maximum levels of achievement.
For NEOs to be eligible to receive any payout under the Bonus Plan, the Company must achieve a minimum Total Company EBIT Dollars (Adjusted EBIT) result of at least 80% of the Adjusted EBIT target as set and approved by the Committee. If this threshold is not met, no bonuses will be paid under the Bonus Plan.
Under the Bonus Plan, the Company performance metrics represents 90% of each NEO’s annual bonus opportunity. For 2021, the Committee chose Adjusted EBIT (weighted 50%) and Total Company Sales (weighted 40%) as the two Company performance metrics under the Bonus Plan. Adjusted EBIT reflects the profitability of the Company inclusive of depreciation and amortization impacts. Sales represent the primary means of growth for the Company. The Committee determined to shift from an Adjusted EBITDA metric to an Adjusted EBIT metric to better align with the Company’s financial goals and eliminated the ROIC metric in connection with this increased focus on annual profitability.
Under the Bonus Plan, the Individual performance metric represents 10% of each NEO’s annual bonus opportunity. Mr. Hicks recommended the NEOs’ individual performance goals, other than his own, to the Committee for its final approval. The

40 Academy Sports and Outdoors, Inc.
Committee set Mr. Hicks’ individual performance goals. The level of individual performance achieved by each NEO other than Mr. Hicks are determined holistically by Mr. Hicks based on his assessment of their level of achievement of the applicable quantifiable and qualitative measures for their individual performance metrics and then recommended by him to the Committee for final approval. The Committee determines Mr. Hicks’ performance achievement without his input.
The individual performance metrics for each of our NEOs for 2021 were as follows:
Individual Performance Metric Table

Name & Position	Individual Performance Metrics

Ken C. Hicks Chairman, President & CEO
•Achieve the Company’s performance metrics
•Build a stronger online business
•Enhance our store service and effectiveness for our customers
•Continue to refine and improve our merchandise planning and allocation capabilities
•Better engage our customers through more targeted marketing and communication efforts
•Strengthen the efficiency and effectiveness of our supply chain
•Build an industry leading retail team
•Continue the transition to being a public company

Michael P. Mullican EVP, Chief Financial Officer	•Increase the productivity of our assets •Maintain a strong balance sheet •Support ongoing stockholders monetization •Build an industry leading retail team

Steve P. Lawrence EVP, Chief Merchandising Officer
•Drive the power merchandiser strategy
•Develop a more exciting and productive shopping experience in our stores
•Build a stronger online business
•Develop and drive a more targeted communications approach to improve customer engagement
•Build an industry leading retail team

Sam J. Johnson EVP, Retail Operations	•Drive the power merchandiser strategy •Develop a more exciting and productive shopping experience in our stores •Increase the productivity of our assets •Build an industry leading retail team

Manish Maini SVP, Chief Information Officer
•Ensure system stability, data security and Sarbanes-Oxley Act compliance
•Create a meaningful online business by engaging and communicating with our customers
•Increase the productivity of our assets
•Drive systems for the power merchandiser strategy
•Drive systems for a more exciting and productive shopping experience in our stores

Academy Sports and Outdoors, Inc. 41
Achievement of Performance Goals
The following table summarizes the 2021 Company and individual performance results under the Bonus Plan:

		Level of Achievement
	Metrics	Target	Achievement	Achievement as % of Target (%)

Company Performance	Adjusted EBIT*	$393.7 million	$968.6 million	245.9
	Total Company Sales	$5.63 billion	$6.77 billion	120.3
	NEO	Target (%)	Level Achieved as % of Target (%)

Individual Performance	Ken C. Hicks	100.0	200.0
	Michael P. Mullican	100.0	200.0
	Steve P. Lawrence	100.0	200.0
	Sam J. Johnson	100.0	200.0
	Manish Maini	100.0	100.0
* See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures.
The following table summarizes the 2021 bonuses earned under the Bonus Plan based on actual performance, as compared to the target opportunity, for each of our NEOs:

Name	2021 Base Salary ($)	Target Bonus (%)	Target Bonus Amount ($)	% of Target Bonus Earned for Achievement of Company Performance Metrics (%)	% of Target Bonus Earned for Achievement of Individual Performance Metric (%)	Overall Achievement Factor of Target Bonus (%)(1)	Final Bonus Payment ($)(2)

Ken C. Hicks	1,100,000	175.0	1,925,000	180.0	20.0	200.0	3,850,000
Michael P. Mullican	675,000	120.0	810,000	180.0	20.0	200.0	1,620,000
Steve P. Lawrence	752,000	120.0	902,400	180.0	20.0	200.0	1,804,800
Sam J. Johnson	577,500	120.0	693,000	180.0	20.0	200.0	1,386,000
Manish Maini	550,000	75.0	412,500	180.0	10.0	190.0	783,750
1.Overall Achievement Factor of Target Bonus is the sum of the % of Target Bonus Earned for Achievement of Company Performance Metrics plus % of Target Bonus Earned for Achievement of Individual Performance Metric.
2.Bonus payments under the Bonus Plan were calculated by multiplying the NEO’s base salary as of the end of fiscal 2021 by their target bonus opportunity, which was then adjusted by an overall achievement factor of target bonus based on the combined weighted achievement of the Company and individual performance metrics.

42 Academy Sports and Outdoors, Inc.
Long-Term Equity Incentive Compensation
2021 Annual Equity Incentive Awards
The Committee grants equity incentive awards of Options and RSUs to our NEOs annually as part of their overall performance-based compensation package. The Committee may also grant equity awards to address special situations that may arise from time to time. The use of long-term equity incentives creates a link between executive compensation and our long-term performance and growth, thereby creating alignment between executive officer and stockholder interests. In determining the appropriate mix of Options and RSUs for the annual equity incentive award grant, the Committee considers competitive market data of the types of equity incentive award compensation provided to executive officers by the companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.
On March 31, 2021, the Company granted the following Options with an exercise price of $26.99 and the following performance-based RSUs to our NEOs:

NEO	# Options	$ Value of Options	# RSUs	$ Value of RSUs

Ken Hicks	287,472	3,349,049	61,133	1,649,980
Michael P. Mullican	56,843	669,997	12,226	329,980
Steve P. Lawrence	56,843	669,997	12,226	329,980
Sam J. Johnson	51,158	602,989	11,004	296,998
Manish Maini	34,105	401,989	7,336	197,999
In 2021, approximately 67% of our March annual equity incentive award grants were delivered in the form of Options. The Committee believes that Options, which are granted with exercise prices at least equal to the fair market value of our shares on the date of grant, are performance-based in nature and provide an appropriate long-term incentive for our executive officers, since the Options reward them only to the extent the price of our shares increases and stockholders realize value following the grant date. Options generally vest over a four-year service period. For Mr. Hicks, per the terms of his negotiated employment agreement, 1/48th of the Options become vested and exercisable on each monthly anniversary of the grant date, generally subject to his continued service through the applicable vesting date. For the other NEOs, 25% of the Options become vested and exercisable on each anniversary of the grant date, generally subject to the grantee’s continued service through the applicable vesting date.
Approximately 33% of our March annual equity incentive award grants were delivered in the form of performance-based RSUs. The Committee believes that RSUs help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities. Performance-based RSUs are structured so that only “Earned RSUs” are eligible to vest over a 4-year service-based vesting schedule. RSUs become “Earned RSUs” based on (i) the Company’s level of achievement against a consolidated Adjusted EBIT target for the fiscal year in which the grant date occurs (such period, the “RSU Grant Year”), or (ii) the Company’s later achievement of a specified target share price. If the Company’s actual consolidated Adjusted EBIT for the RSU Grant Year is: (i) equal to or greater than the “high performance target,” then 100% of the RSUs will be Earned RSUs; (ii) less than the “high performance target” but equal to or greater than the “low performance target,” then a specified percentage (based on a linear performance scale) of the RSUs will be Earned RSUs; or (iii) less than the “low performance target,” then none of the RSUs will become Earned RSUs.

Academy Sports and Outdoors, Inc. 43
On March 2, 2022, the Committee determined that the Company’s actual consolidated Adjusted EBIT for 2021 was $969 million. This exceeded the high performance target of $394 million, and accordingly 100% of the RSUs became Earned RSUs. Such Earned RSUs remain subject to service-based vesting conditions as set forth below.

Performance-based Vesting	Metric	Achievement	Outcome
2021 Grant: Performance-Based RSUs	Achieve 2021 Adjusted EBIT target of $394 million	$969 million	100% of Grant Earned
Service-based Vesting
CEO
Upon the Committee’s certification of attainment of the performance goal, 1/48th of the total number of Earned RSUs is deemed vested for each monthly anniversary from the start of the 2021 fiscal year with the remainder continuing to vest in monthly installments thereafter per the terms of Mr. Hicks’ negotiated employment agreement. Earned RSUs are fully vested by the 4th anniversary of the start of the 2021 fiscal year.

Other NEOs
Upon the Committee’s certification of attainment of the performance goal, 25% of the Earned RSUs vest immediately. Thereafter, 25% of the Earned RSUs vest on each of the 2nd, 3rd, and 4th anniversaries of the start of the 2021 fiscal year.

2021 Special Equity Awards
On September 7, 2021, the Board, upon the recommendation of the Committee, approved special service-based vesting RSU awards under the Company’s 2020 Omnibus Incentive Plan for certain key employees, including Messrs. Lawrence, Mullican, Johnson, and Maini. The Board and Committee believed that the strategic leadership of these key employees has been a key driver of the Company’s success to date, and that these special RSU awards, in combination with the other elements of their compensation including the compensation changes described earlier in the “Base Salary” and “2021 Executive Team Bonus Plan” sections, provide a market-competitive package designed to reward each NEO’s strong performance, provide an incentive to drive results, increase alignment with stockholders, and retain the NEO’s services to help drive the Company’s long-term growth. These special RSU awards also reflect the Board’s and the Committee’s desire to increase the proportion of unvested equity awards held by Messrs. Lawrence, Mullican, Johnson and Maini, particularly in light of the Company’s May 2021 secondary offering that resulted in a change of control event under the Company’s 2011 Unit Incentive Plan which caused all equity awards granted under that plan to vest in full. These RSU awards have been designed to encourage retention and will vest in 50% increments on the second and third anniversaries of the grant date, generally subject to the NEO’s continued employment through the applicable vesting date:

Name	# of RSUs Awarded(1)	$ Value of RSUs
Michael P. Mullican	21,862	999,968
Steve P. Lawrence	21,862	999,968
Sam J. Johnson	21,862	999,968
Manish Maini	16,397	749,999
1.Determined by dividing the grant value by $45.74, which was the closing price on the date of the grant.

44 Academy Sports and Outdoors, Inc.
Other Compensation
General Benefits
Our NEOs participate in the Company’s general benefit plans on the same terms as other team members. These plans include medical, dental and vision benefits, short-term disability, long-term disability, an Employee Stock Purchase Plan, a 401(k) Plan and a 20% employee discount on merchandise purchased in the Company’s stores or through our website.
Perquisites and Other Benefits
The perquisites and other personal benefits described below are provided to the applicable NEOs to eliminate potential distractions from performing their regular job duties and to promote productivity, health and well-being. We believe the cost of these programs is counterbalanced by an increase in productivity by the NEOs receiving access to them. All of the perquisites and personal benefits described below have been approved by the Committee.
In order to maintain competitiveness in the market as well as to maintain continuity of leadership by encouraging physical and financial well-being, the Committee approved reimbursement for annual physicals up to $2,000, with a tax gross-up for Mr. Hicks. The Company also provides each NEO with up to $5,000 in reimbursements for financial planning services.
Pursuant to the terms of his employment agreement, during Mr. Hicks’ employment: (i) the Company will pay directly or reimburse him for reasonable monthly rent and utilities costs for a rental apartment in the Katy, Texas area, (ii) he will have use of a Company-owned vehicle when in Katy, Texas and have the Company pay all maintenance and insurance costs with respect to such vehicle, and (iii) the Company will pay directly or reimburse him on a monthly basis for reasonable and necessary expenses incurred in connection with periodic travel from work in Katy, Texas to his residence in California. In addition, he is entitled to receive from the Company on a monthly basis an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with the provision of any of the perquisites described above.
The Company partners with various athletic organizations for business purposes and these organizations may include tickets to their events as part of our partnership with them. NEOs and team members may have the opportunity to use these tickets for personal use, only if they are not already being used for business purposes. There is no incremental cost to the Company for providing these individual tickets to team members and so there is no amount to disclose on the Summary Compensation Table.
How We Set Compensation
Role of the Committee
The Committee is comprised solely of independent non-employee directors. The Committee’s primary responsibilities are to determine the compensation of our Chief Executive Officer and other executive officers, evaluate our Chief Executive Officer’s performance, and administer our executive officer compensation and benefit programs. The Committee’s charter is described earlier in this Proxy Statement and available in the corporate governance section of our investor relations website at investors.academy.com.
When selecting and setting the amount of each compensation element, the Committee generally considers the following factors:
•our performance against the financial and operational objectives established by the Committee;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all in furtherance of our core values;

Academy Sports and Outdoors, Inc. 45
•internal pay equity among our executive officers, including the NEOs (other than our Chief Executive Officer);
•our performance relative to our compensation peer group; and
•the compensation practices of our compensation peer group and how each executive officer’s target compensation compares to a ranking of similar positions in our compensation peer group.
During 2021 the Committee granted equity incentive awards to our NEOs. In determining the amount of long-term equity incentive compensation for our executive officers as part of its annual compensation review, the Committee also considers the accounting impact of the proposed awards on our earnings and the proportion of our total shares outstanding used for annual employee long-term equity incentive compensation awards, or burn rate, in relation to the median proportions of the companies in the retail sector benchmarks.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Committee retains significant authority to adjust the compensation levels of our executive officers based on the foregoing, and other, factors that it may deem appropriate to achieve our overall compensation goals.
Role of Executive Compensation Team
In discharging its responsibilities, the Committee works with members of our executive compensation team (i.e., our Chief Executive Officer, Chief Human Resources Officer, and Vice President of Compensation, Benefits, Human Resources Operations, and Payroll). The executive compensation team (with input from its consultant) assists the Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and the executive compensation team’s perspective and recommendations on compensation matters. The Committee solicits and considers our executive compensation team’s recommendations and proposals with respect to adjustments to base salaries, annual cash bonus opportunities, long-term incentive compensation opportunities, perquisites, program structures, and other compensation-related matters for our executive officers. The Committee reviews and discusses these recommendations and proposals with some or all of the members of our executive compensation team and uses them as one factor in determining and approving the compensation for our executive officers. In addition, the level of attainment of each individual NEOs performance goals pursuant to the Company’s Executive Team Bonus Plan (described in “—2021 Executive Team Bonus Plan”) is recommended by our Chief Executive Officer (other than with respect to his own, which is determined by the Committee) to the Committee for its final approval. The executive officers on the executive compensation team for compensation recuse themselves from all Committee deliberations regarding their own individual compensation.
Role of Compensation Consultant
Pursuant to its charter, the Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In February 2021, the Committee retained as its independent advisor a nationally-recognized executive compensation consultant, Compensation Advisory Partners (“CAP”). CAP performs no work for management and reports directly to the Committee. The Committee has assessed the independence of CAP based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee.
The Committee has utilized CAP for general input and guidance on components of our executive officer compensation program. CAP advises the Committee with respect to developing a compensation benchmarking peer group and market data for base salary, annual bonus, long-term equity compensation, and perquisites for similarly situated executive officers in the Company’s compensation peer group. CAP also advises the Committee on general executive compensation program elements and design.

46 Academy Sports and Outdoors, Inc.
How We Determine and Use our Compensation Peer Group
For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable retail companies. In December 2020, the Committee, with the input of data and analysis from Meridian Compensation Partners (the Company’s compensation consultant) and the Company’s executive compensation team developed and approved the following compensation peer group (“2021 Peer Group”) for purposes of understanding the competitive market:

Advance Auto Parts, Inc.	Caleres, Inc.	Foot Locker, Inc.	The Michaels Companies, Inc.
AutoZone, Inc.	Carter’s, Inc.	GameStop Corp.	Tractor Supply Company
Big Lots	Designer Brands Inc.	Genesco Inc.	Urban Outfitters, Inc.
Burlington Stores, Inc.	Dick’s Sporting Goods, Inc.	Sally Beauty Holdings, Inc.	Williams-Sonoma, Inc.
The companies in the 2021 Peer Group were selected using the following criteria:
•Similar revenue size – 0.4 times to 2.4 times our last four fiscal quarters’ revenue as of the third quarter of 2020;
•Companies primarily in the retail business; and
•Similar business model and/or product.
This 2021 Peer Group was used by the Committee during 2021 as a reference for understanding the compensation practices of companies in our industry sector. To analyze the compensation practices of the companies in our 2021 Peer Group, Meridian gathered data for the peer group companies from public filings (primarily proxy statements). This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
Employment Agreements
We have entered into employment agreements with each of our NEOs and all of our other executive officers to help retain these executive officers who are key to the future success of the Company. For additional information regarding our NEO employment agreements, see “—Employment Agreements with NEOs.”
Stock Ownership Guidelines
We have adopted meaningful stock ownership guidelines for our officers. The CEO is required to hold five times his annual base salary, an EVP is required to hold three times their annual base salary, an executive team SVP is required to hold two times their annual base salary, and other covered executive officers are required to hold one times or half their annual base salaries. If an officer has not met the required levels of ownership within the five-year prescribed timeframe, they will be required to retain 100% of any Company equity acquired or held (net of taxes) until they meet their applicable required ownership guidelines. All of our NEOs are in compliance with these stock ownership guidelines or are within the five-year prescribed timeframe for complying with these stock ownership requirements.
Clawback Policy
We have adopted a clawback policy which provides for the recoupment of certain incentive compensation if the Committee determines that the incentive compensation of any executive officer was overpaid, in whole or in part, as a result of a misstatement triggering a restatement of the reported financial results of the Company due to the Company’s material noncompliance with financial reporting requirements under the securities laws, that is caused directly or indirectly by fraud, intentional illegal conduct or gross negligence. The Committee is closely monitoring the SEC proposed rules regarding recoupment of incentive-based compensation and will amend the policy if necessary when the final rules are adopted.

Academy Sports and Outdoors, Inc. 47
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended January 29, 2022 filed with the Securities and Exchange Commission.
Submitted by the Compensation Committee of the Company’s Board of Directors:
Compensation Committee Members:
•Beryl B. Raff, Chair
•Tom M. Nealon
•Sharen J. Turney
•Jeff C. Tweedy

48 Academy Sports and Outdoors, Inc.
Summary Compensation Table
The following table summarizes the total compensation earned by our NEOs in the fiscal year ended January 29, 2022 (or also referred to as 2021).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Ken C. Hicks Chairman, President, and Chief Executive Officer	2021	1,100,000	—	1,649,980	3,349,049	3,850,000	1,535,264	11,484,293
	2020	1,004,808	—	6,166,000	2,369,005	4,950,000	952,138	15,441,951
	2019	1,100,000	—	—	2,808,290	1,868,667	1,089,042	6,865,999
Michael P. Mullican EVP, Chief Financial Officer	2021	606,219	—	1,329,948	669,997	1,620,000	24,971	4,251,135
	2020	462,143	100,000	2,299,971	434,379	1,012,412	17,256	4,326,161
	2019	487,827	—	—	571,336	505,353	23,667	1,588,183
Steve P. Lawrence EVP, Chief Merchandising Officer	2021	748,615	—	1,329,948	669,997	1,804,800	22,504	4,575,864
	2020	663,942	—	2,416,556	603,304	1,745,077	25,529	5,454,408
	2019	677,596	200,000	—	1,428,983	858,663	—	3,165,242
Sam J. Johnson EVP, Retail Operations	2021	544,765	—	1,296,966	602,989	1,386,000	24,565	3,855,285
	2020	453,338	—	2,299,971	434,379	993,049	19,063	4,199,800
	2019	463,884	—	—	499,922	480,509	53,867	1,498,182
Manish Maini SVP, Chief Information officer	2021	532,819	—	947,998	401,989	783,750	24,491	2,691,047
	2020	442,867	—	966,816	314,079	709,421	19,067	2,452,250
	2019	466,942	—	—	464,211	362,788	23,621	1,317,562
1.The amounts reported in this column represent the NEO’s base salary paid during the specified fiscal year and reflect the mid-year increases for 2021.
2.The amounts reported in this column represent the grant date fair value of the Time RSUs and Performance RSUs granted to each of the NEOs in the specified fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718. In the case of Time RSUs, the grant date fair value is determined by multiplying the number of units granted by the closing price of our common stock on the grant date. The grant date fair value of the Performance RSUs granted in 2021 is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved, which is the highest level of performance condition achievable for the awards. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements included in our Annual Report, incorporated by reference in this Proxy Statement.
3.The amounts reported in this column represent the grant date fair value of the Options granted to each of the NEOs in the specified fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements included in our Annual Report, incorporated by reference in this Proxy Statement.
4.The amounts reported in this column represent the annual incentive bonus amounts earned by each NEO pursuant to the Bonus Plan.
5.For a description of our perquisites, see “Other Compensation - Perquisites and Other Benefits” in this Compensation Discussion and Analysis. The table below summarizes the items included in the “All Other Compensation” for each NEO for 2021:

Academy Sports and Outdoors, Inc. 49

Name	Fiscal Year	Financial Planning Services ($)	Executive Physical ($)	Perquisites Pursuant to Employment Agreement ($)	401(k) Plan Employer Matching Contribution ($)	Total All Other Compensation ($)

Ken C. Hicks	2021	5,000	4,277*	1,508,587*	17,400	1,535,264
Michael P. Mullican	2021	5,000	1,800	—	18,171	24,971
Steve P. Lawrence	2021	5,000	—	—	17,504	22,504
Sam J. Johnson	2021	5,000	1,800	—	17,765	24,565
Manish Maini	2021	5,000	1,800	—	17,691	24,491
(*) “All Other Compensation” includes:
i.$2,000 in connection with an executive physical with a tax gross-up of $2,277.
ii.$52,584 for monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area, which includes a $61,680 tax-gross up on these amounts per Mr. Hicks’s employment agreement;
iii.$20,624 for use of a Company-owned vehicle when in Katy, Texas and all maintenance and insurance costs with respect to such vehicle (calculated as described below), which includes a $17,241 tax gross-up on the cost of the Company vehicle usage; and
iv.$1,274,942 for expenses incurred in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and for transportation to and from airports), which includes a $79,239 tax-gross up on the cost of flights and transportation to and from his flights to his home.
We calculated the incremental cost to us for Mr. Hicks’ personal use of a Company vehicle (including commuting and business travel not considered directly and integrally related to the performance of his duties) based on the depreciation expense, cost of insurance, and operating costs, such as fuel and maintenance, related to such travel. The incremental costs of personal trips using other ground transportation arrangements, such as vehicle services, are valued at the actual cost to us.

50 Academy Sports and Outdoors, Inc.
Grants of Plan Based Awards in 2021
The following table provides information with regard to each grant of plan-based awards made to a NEO under any plan during the fiscal year ended January 29, 2022. For additional information regarding non-equity incentive plan awards, please see “—2021 Executive Team Bonus Plan.” For additional information regarding equity incentive plan awards, please see “Long-Term Equity Incentive Compensation.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ken C. Hicks	Annual Bonus	—	962,500	1,925,000	3,850,000	—	—	—	—	—	—	—
	Performance RSUs	3/31/2021	—	—	—	30,567	61,133	—	—	—	—	1,649,980
	Options	3/31/2021	—	—	—	—	—	—	—	287,472	26.99	3,349,049
Michael P. Mullican	Annual Bonus	—	405,000	810,000	1,620,000	—	—	—	—	—	—	—
	Performance RSUs	3/31/2021	—	—	—	6,113	12,226	—	—	—	—	329,980
	Options	3/31/2021	—	—	—	—	—	—	—	56,843	26.99	669,997
	Time RSUs	9/10/2021	—	—	—	—	—	—	21,862	—		999,968
Steve P. Lawrence	Annual Bonus	—	451,200	902,400	1,804,800	—	—	—	—	—	—	—
	Performance RSUs	3/31/2021	—	—	—	6,113	12,226	—	—	—	—	329,980
	Options	3/31/2021	—	—	—	—	—	—	—	56,843	26.99	669,997
	Time RSUs	9/10/2021	—	—	—	—	—	—	21,862	—	—	999,968
Sam J. Johnson	Annual Bonus	—	346,500	693,000	1,386,000	—	—	—	—	—	—	—
	Performance RSUs	3/31/2021	—	—	—	5,502	11,004	—	—	—	—	296,998
	Options	3/31/2021	—	—	—	—	—	—	—	51,158	26.99	602,989
	Time RSUs	9/10/2021	—	—	—	—	—	—	21,862	—	—	999,968
Manish Maini	Annual Bonus	—	206,250	412,500	825,000	—	—	—	—	—	—	—
	Performance RSUs	3/31/2021	—	—	—	3,668	7,336	—	—	—	—	197,999
	Options	3/31/2021	—	—	—	—	—	—	—	34,105	26.99	401,989
	Time RSUs	9/10/2021	—	—	—	—	—	—	16,397	—	—	749,999

Academy Sports and Outdoors, Inc. 51
1.Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable to each NEO with respect to 2021 under our Bonus Plan at threshold, target and maximum levels of performance, in each case calculated by multiplying each NEO’s weighted average base salary for 2021 as approved by the Committee by the applicable percentage at which the bonus would pay out based on the combined weighted achievement of the Company and individual performance metrics at each such level. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in “—2021 Executive Team Bonus Plan” above.
2.The vesting schedule applicable to each Option, Time RSU and Performance RSU award is set forth in the “—Outstanding Equity Awards at 2021 Fiscal Year End Table” table.
3.The target level of achievement is the highest level of achievement possible under the equity incentive plan awards listed in this table.
4.The amounts reported in this column represent the grant date fair value of the Options and RSUs granted to each of the NEOs in 2021 pursuant to an award agreement under the 2020 Equity Plan, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements incorporated by reference in this Proxy Statement. The grant date fair value of the performance-based RSUs, is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved, which is the highest level of performance condition achievable for the awards.

52 Academy Sports and Outdoors, Inc.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table provides information with regard to each outstanding equity award held by the NEOs on January 29, 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares of Stock that Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)(6)

Ken C. Hicks	9/16/2018	164,487	—	—	17.14	9/16/2028	—	—	—	—
	3/7/2019	108,561	—	—	16.57	3/7/2029	—	—	—	—
	3/7/2019	220,413	—	—	16.57	3/7/2029	—	—	—	—
	3/5/2020	276,430	—	—	17.30	3/5/2030	—	—	—	—
	3/31/2021(7)	53,901	233,571	—	26.99	3/31/2031	—	—	—	—
	3/31/2021(8)	—	—	—	—	—	—	—	61,133	2,302,269
Michael P. Mullican	3/23/2017	8,835	—	—	16.70	3/23/2027	—	—	—	—
	3/23/2017	31,277	—	—	16.70	3/23/2027	—	—	—	—
	4/5/2018	40,896	—	—	16.48	4/5/2028	—	—	—	—
	3/7/2019	21,712	—	—	16.57	3/7/2029	—	—	—	—
	3/7/2019	44,082	—	—	16.57	3/7/2029	—	—	—	—
	3/5/2020	49,757	—	—	17.30	3/5/2030	—	—	—	—
	3/31/2021(9)	—	56,843	—	26.99	3/31/2031	—	—	—	—
	3/31/2021(10)	—	—	—	—	—	—	—	12,226	460,431
	9/10/2021(11)	—	—	—	—	—	21,862	823,323	—	—
Steve P. Lawrence	3/31/2021(9)	—	56,843	—	26.99	3/31/2031	—	—	—	—
	3/31/2021(10)	—	—	—	—	—	—	—	12,226	460,431
	9/10/2021(11)	—	—	—	—	—	21,862	823,323	—	—
Sam J. Johnson	6/6/2017	6,625	—	—	16.70	6/6/2027	—	—	—	—
	3/7/2019	18,998	—	—	16.57	3/7/2029	—	—	—	—
	3/7/2019	38,572	—	—	16.57	3/7/2029	—	—	—	—
	3/5/2020	49,757	—	—	17.30	3/5/2030	—	—	—	—
	3/31/2021(9)	—	51,158	—	26.99	3/31/2031	—	—	—	—
	3/31/2021(10)	—	—	—	—	—	—	—	11,004	414,411
	9/10/2021(11)	—	—	—	—	—	21,862	823,323	—	—

Academy Sports and Outdoors, Inc. 53

Manish Maini	6/6/2017	9,571	—	—	16.70	6/6/2027	—	—	—	—
	6/6/2017	131,623	—	—	16.70	6/6/2027	—	—	—	—
	4/5/2018	33,228	—	—	16.48	4/5/2028	—	—	—	—
	3/7/2019	17,641	—	—	16.57	3/7/2029	—	—	—	—
	3/7/2019	35,817	—	—	16.57	3/7/2029	—	—	—	—
	3/5/2020	35,977	—	—	17.30	3/5/2030	—	—	—	—
	3/31/2021(9)	—	34,105	—	26.99	3/31/2031	—	—	—	—
	3/31/2021(10)	—	—	—	—	—	—	—	7,336	276,274
	9/10/2021(11)	—	—	—	—	—	16,397	617,511	—	—

1.The numbers in this column represent vested Options outstanding as of January 29, 2022.
2.The numbers in this column represent (i) unvested Options, outstanding as of January 29, 2022.
3.The expiration date for each of the Options is the date that is ten years after the initial grant date.
4.The numbers in this column represent RSUs that are subject to time vesting conditions.
5.The numbers in this column represent RSUs that are subject to performance vesting conditions.
6.Amounts reported are based on $37.66, which was the closing price of our common stock on January 28, 2022, the last trading day before the end of our 2021 fiscal year.
7.The Options granted to Mr. Hicks vest as follows: 1/48th of the Options become vested and exercisable on each monthly anniversary of the grant date, subject to Mr. Hicks’ continued service through the applicable vesting date.
8.The Performance RSUs granted to Mr. Hicks are earned based on the Company’s level of achievement of consolidated Adjusted EBIT for the fiscal year in which the grant date occurred. For 2021, the Committee determined that the Company’s actual consolidated Adjusted EBIT for the Performance RSU grant year was greater than the target of $394 million. Accordingly, 100% of the Performance RSUs granted became Earned RSUs and will vest pursuant to the applicable time vesting provisions for Performance RSUs. Upon the Committee’s certification of attainment of the performance goal, 1/48th of the total number of Earned RSUs was deemed vested for each monthly anniversary from the start of the 2021 fiscal year with the remainder continuing to vest in monthly installments thereafter per the terms of Mr. Hicks’ negotiated employment agreement. Earned RSUs will become fully vested by the 4th anniversary of the start of the 2021 fiscal year.
9.The Options granted to the NEO vests as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to continued employment through the applicable vesting date.
10.The Performance RSUs granted to the NEO are earned based on the Company’s level of achievement of consolidated Adjusted EBIT for the fiscal year in which the grant date occurred. For 2021, the Committee determined that the Company’s actual consolidated Adjusted EBIT for the Performance RSU grant year was greater than the target of $394 million. Accordingly, 100% of the Performance RSUs became Earned RSUs and will vest pursuant to the applicable time vesting provisions for Performance RSUs. Upon the Committee’s certification of attainment of the performance goal, 25% of the Earned RSUs vested immediately. Thereafter, 25% of the Earned RSUs vest on each of the 2nd, 3rd, and 4th anniversaries of the start of the 2021 fiscal year.
11.The Time RSUs granted to the NEO vest as follows: 50% become vested and exercisable on the second and third anniversaries of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

54 Academy Sports and Outdoors, Inc.
Option Exercises and RSUs Vested
The following table provides information on Options exercised and RSU awards that vested during the 2021 fiscal year which ended January 29, 2022.

	Options Awards Exercised		Stock Awards Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Ken C. Hicks	—	—	343,010	11,209,494
Michael P. Mullican	—	—	186,886	6,190,207
Steve P. Lawrence	233,593	7,284,696	167,676	5,438,513
Sam J. Johnson	56,685	1,324,103	164,425	5,442,256
Manish Maini	—	—	98,575	3,258,619
1.The value realized equals the difference between the Option exercise price and the Company’s closing stock price on the exercise date, multiplied by the number of shares to which the exercise relates.
2.The value realized equals the Company’s closing stock price on the vesting date, multiplied by the number of shares to which the vesting relates. If the vesting date was on a day which the market was not open, then the closing price for the first preceding day the market was open was used.
Employment Agreements
The Company entered into an employment agreement with each of our NEOs and certain other members of senior management to help ensure the retention of those executive officers critical to the future success of the Company.
In general, each employment agreement provides for the following terms:
•Employment periods end on the first anniversary of the effective date of the employment agreement and automatically extend for an additional year on each anniversary of the effective date unless written notice of termination is given no later than 30 days prior to the end of the employment period (including any extension thereof) by either the Company or the NEO.
•NEOs are entitled to a base salary, which may be increased at the discretion of the Board or the Committee and are eligible to participate in the Bonus Plan pursuant to target bonus opportunities and pre-established performance targets, as determined by the Board or Committee.
•Our NEOs are entitled to reimbursement for all reasonable business expenses incurred in performing services under the NEO’s employment agreement in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from home on business or at the request of and in the service of the Company.
•The following restrictive covenants apply to each NEO:
i.assignment of all rights of any intellectual property created during employment to the Company and, during employment and in perpetually thereafter, confidentiality covenant; and
ii.during employment and for up to 24 months (or 18 months for Mr. Maini) following termination, a non-compete, non-solicitation and no hire of team members, and non-solicitation of customers.
•Severance payments following termination of employment under certain circumstances, subject to execution of a release of claims and compliance with certain restrictive covenants, described under the heading “Potential Payments upon Termination of Employment or Change of Control.”

Academy Sports and Outdoors, Inc. 55
Specific Provisions for Mr. Hicks:
•Any time-vesting component of an annual equity award will provide for ratable monthly vesting over the applicable vesting period for such awards (subject, for any portion of the award that has both time-based and performance-based vesting, to any modifications imposed by the applicable performance vesting conditions, such as no vesting occurring prior to the date on which it is determined that the applicable performance conditions have been achieved); however if his service is terminated by the Company without Cause or due to his resignation for Good Reason (as such terms are defined in Mr. Hicks’ employment agreement) at any time prior to the sixth month anniversary of the grant date, then 6/48th of the annual equity award will be vested and exercisable on the date of such termination.
•Reimbursement for entertainment and travel expenses incurred in performing services under his Employment Agreement and in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from the Katy, Texas area on business or at the request of and in the service of the Company.
•Reimbursement or payment directly by the Company for reasonable monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area.
•Use of a Company-owned vehicle when in Katy, Texas and all maintenance and insurance costs with respect to such vehicle.
•Reimbursement or payment directly by the Company on a monthly basis for reasonable and necessary expenses incurred by Mr. Hicks in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and transportation to and from airports).
•Receipt from the Company on a monthly basis of an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with the provision of these perquisites.
Specific Provisions for Mr. Lawrence:
•Agreement has no specified employment term and may be terminated by either the Company or Mr. Lawrence with a written notice of termination.
Severance Arrangements
Each NEO is entitled to receive severance benefits under the terms of his employment agreement upon either termination by us without Cause (as defined below) or a resignation by the NEO for Good Reason (as defined below). We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with which we compete for executive talent. Severance benefits help us retain our NEOs and allow our NEOs to focus on our business objectives without concern for their employment security in the event of a termination.
Payments and Benefits
•Any severance payments and benefits are subject to timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates.
•Our NEOs are not entitled to any severance payments or benefits if terminated for Cause or if they resign without Good Reason.
Death or Disability
If employment is terminated due to death or disability, the Company will pay to the executive or the designated beneficiary or legal representative (if applicable):
•Pro rata portion of the annual bonus under the Bonus Plan for the fiscal year in which the termination date occurs with the amount paid based solely on the Company’s financial performance metrics.
•Termination due to death or disability triggers limited accelerated vesting of outstanding Options (i.e., through the next vesting date).

56 Academy Sports and Outdoors, Inc.
Without Cause or for Good Reason
If the Company terminates employment without Cause or the NEO resigns for Good Reason, the Company will pay the following benefits:
i.NEOs receive a cash severance payment equal to the product of their severance multiple multiplied by the sum of their current base salary and the average annual bonus paid to (or earned by, to the extent not yet paid as of the termination date) for the two fiscal years immediately preceding the fiscal year in which the termination date occurs. Severance is paid ratably in equal monthly installments following the termination date in accordance with the Company’s normal payroll cycle and procedures.

NEO	Severance Multiple	# of Monthly Installments
Ken C. Hicks	2.0x	24
Michael P. Mullican	2.0x	24
Steve P. Lawrence	2.0x	24
Sam J. Johnson	2.0x	24
Manish Maini	1.5x	18
ii.All NEOs receive a pro rata portion of the annual bonus earned under the Bonus Plan for the fiscal year immediately preceding the fiscal year in which termination occurs (in lieu of the annual bonus that would have otherwise been due under the Bonus Plan for the performance period in which the termination date occurs). This is paid in equal installments ratably over 12 months following the termination date in accordance with the Company’s normal payroll cycle and procedures.
iii.NEOs receive an amount equal to 24 months (or 18 months for Mr. Maini) of basic life insurance premiums at the rates in effect immediately prior to the termination date and paid in a lump sum in cash on the first payroll date following the effective date of the release.
iv.NEOs (other than Mr. Hicks) and covered dependents receive medical insurance benefits (no less favorable than those provided to active NEOs and contingent on electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA) during the 24 month period (or 18 month period for Mr. Maini) following the termination date at a price equal to the COBRA rate while eligible for COBRA and thereafter at the cost of coverage. The Company will pay to the NEO each month during the 24 month period (or 18 month period for Mr. Maini) an amount equal to the excess, if any, of the monthly premium under the Company’s benefit plans under which such medical insurance benefits are provided, over the amount of the NEO’s portion of such premiums as if the NEO was an active employee. Payments provided under this benefit will cease at such time the NEO commences to receive medical insurance benefits from a subsequent employer.
Equity Award Accelerated Vesting
We have approved accelerated vesting provisions for Options and RSUs in connection with a termination of employment within the 24-month period following a Change of Control (as defined in the 2020 Equity Plan, as applicable to the award), and generally limited acceleration in the cases of termination due to death or disability in the absence of a Change of Control. Each NEO is entitled to a limited vesting acceleration, when the termination is due to death or disability, of outstanding unvested Options through the next vesting date immediately following the termination. Options and RSUs granted in 2021 provide for full accelerated vesting in connection with a termination without “Cause” or resignation for “Good Reason” (each as defined in the applicable award agreements) that occur within the 24-month period following a Change of Control (please see “— Potential Payments Upon Termination of Employment or Change of Control” for additional information regarding accelerated vesting in connection with a Change of Control). If the Change of Control occurs in the first year of a performance period, all performance awards are deemed to be earned; otherwise only Earned RSUs will have accelerated vesting and unearned Performance RSUs will be forfeited.

Academy Sports and Outdoors, Inc. 57
Potential Payments Upon Termination of Employment or Change of Control
The information below describes and estimates potential payments and benefits to which the NEOs would be entitled under existing arrangements if a qualifying termination of employment occurred on January 29, 2022, the last business day of our 2021 fiscal year, and based on the closing price of our stock of $37.66 on the last trading day of our 2021 fiscal year. These benefits are in addition to benefits available generally to salaried team members. The amounts actually paid or distributed in connection with a termination of employment may differ from the estimates below.

		Termination Event
NEO	Payment Type	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Without Cause or Resignation for Good Reason Following Change of Control ($)(1)

Ken C. Hicks	Cash Severance (Salary and Bonus)	—	9,018,667	9,018,667
	Pro Rata Bonus	3,465,000	4,950,000	4,950,000
	COBRA Insurance	—	—	—
	Life Insurance	—	339	339
	Accelerated Vesting: Options	63,903	—	2,492,203
	Accelerated Vesting: Performance Restricted Units	—	—	2,302,269
	Total	3,528,903	13,969,006	18,763,478
Michael P. Mullican	Cash Severance (Salary and Bonus)	—	2,867,765	2,867,765
	Pro Rata Bonus	1,458,000	1,012,412	1,012,412
	COBRA Insurance	—	33,047	33,047
	Life Insurance	—	521	521
	Accelerated Vesting: Options	151,621	—	606,515
	Accelerated Vesting: Time Restricted Units	—	—	823,323
	Accelerated Vesting: Performance Restricted Units	—	—	460,431
	Total	1,609,621	3,913,745	5,804,014
Steve P. Lawrence	Cash Severance (Salary and Bonus)	—	4,107,740	4,107,740
	Pro Rata Bonus	1,624,320	1,745,077	1,745,077
	COBRA Insurance	—	33,047	33,047
	Life Insurance	—	521	521
	Accelerated Vesting: Options	151,621	—	606,515
	Accelerated Vesting: Time Restricted Units	—	—	823,323
	Accelerated Vesting: Performance Restricted Units	—	—	460,431
	Total	1,775,941	5,886,385	7,776,654

58 Academy Sports and Outdoors, Inc.

		Termination Event
NEO	Payment Type	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Without Cause or Resignation for Good Reason Following Change of Control ($)(1)
Sam J. Johnson	Cash Severance (Salary and Bonus)	—	2,628,558	2,628,558
	Pro Rata Bonus	1,247,400	993,049	993,049
	COBRA Insurance	—	33,047	33,047
	Life Insurance	—	521	521
	Accelerated Vesting: Options	136,459	—	545,856
	Accelerated Vesting: Time Restricted Units	—	—	823,323
	Accelerated Vesting: Performance Restricted Units	—	—	414,411
	Total	1,383,859	3,655,175	5,438,765
Manish Maini	Cash Severance (Salary and Bonus)	—	1,629,157	1,629,157
	Pro Rata Bonus	742,500	709,421	709,421
	COBRA Insurance	—	24,785	24,785
	Life Insurance	—	390	390
	Accelerated Vesting: Options	90,972	—	363,900
	Accelerated Vesting: Time Restricted Units	—	—	617,511
	Accelerated Vesting: Performance Restricted Units	—	—	276,274
	Total	833,472	2,363,753	3,621,438
1.Termination must occur within 24-months of a Change of Control to receive applicable equity award vesting acceleration.

Academy Sports and Outdoors, Inc. 59
Definitions
Termination for Cause:
The following reasons qualify as “Cause”:
i.NEO commits gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with his duties or in the course of his employment with the Company;
ii.NEO commits an act leading to a conviction of a felony or a misdemeanor involving moral turpitude;
iii.NEO commits a material breach of any provision of his employment agreement; or
iv.NEO fails to perform any and all covenants contained in his employment agreement (including fiduciary duties and other employment obligations) for any reason other than death, disability.
Pursuant to the terms of their employment agreement, NEOs will have 30 days after receiving notice of a termination for Cause to cure or remedy any breach pursuant to items (iii) or (iv) above.
Termination for Good Reason:
The following reasons qualify as “Good Reason” if they occur without the applicable NEO’s prior written consent:
i.NEO (other than Messrs. Lawrence, Johnson, and Maini) is assigned any position, authority, duties or responsibilities that are materially inconsistent with current position, authority, duties, or other responsibilities as contemplated by applicable employment agreement, or, with respect to Messrs. Johnson and Maini, a material diminution of his position, authority, duties or other responsibilities as contemplated by his employment agreement;
ii.Reduction to base salary and annual target bonus opportunity in the aggregate;
iii.Material breach by the Company of any provision of the applicable employment agreement;
iv.Relocation of the principal place of employment to a location more than 35 miles (Mr. Mullican) or 50 miles (other NEOs, excluding Mr. Hicks) from the principal place of employment provided in the employment agreement if a move to such other location materially increases NEO’s commute.
The Company will have 30 days after receiving notice of a termination for Good Reason to cure or remedy any breach of the employment agreement by the Company.
NEO will not be treated as having terminated employment for a Good Reason event if NEO incurs a separation from service more than one (1) year for Messrs. Hicks and Mullican, and six (6) months for all other NEOs following the initial existence of the Good Reason condition, or if NEO has not given the Company written notice of the Good Reason condition within 90 days after the initial existence of the Good Reason condition, or NEO waives, in writing, right to claim Good Reason because of the event.
In the event Messrs. Mullican, Johnson, or Maini elects not to extend the employment agreement, such non-renewal will be deemed a termination by the NEO without Good Reason, and in the event the Company elects not to extend the employment period, such non-renewal will be deemed a termination by the Company of his employment without Cause.

60 Academy Sports and Outdoors, Inc.
Stock Ownership Guidelines
The Board has adopted Stock Ownership Guidelines applicable to the non-employee directors, the Chief Executive Officer, and the other covered executives and other officers. The guidelines are as follows:

Covered Position	Multiple of Pay	Applicable Pay
Non-Employee Directors	3.0x	Annual cash retainer (does not include committee fees)
Chief Executive Officer	5.0x	Annual base salary
Executive Vice Presidents	3.0x	Annual base salary
Senior Vice Presidents – executive team	2.0x	Annual base salary
Senior Vice Presidents – non-executive team	1.0x	Annual base salary
Vice Presidents	0.5x	Annual base salary
The guidelines allow covered directors and executives up to five years to comply with the guidelines. The following holdings are counted as eligible securities:
•shares of common stock owned outright by the individual, or jointly with or separately by the individual’s spouse;
•shares of common stock held in trust for the benefit of the individual,
•shares of common stock held in the Company’s 401(k) Plan;
•“in the money” vested Options;
•performance-based restricted stock and restricted stock units that have met the performance criteria but have not yet vested and/or settled; and
•time-based restricted stock and restricted stock units.
Covered directors and executives who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 100% of any Company equity acquired (net of taxes) until the next compliance date on which their ownership of eligible securities meets applicable required guidelines. All of the covered directors and executives have achieved the required levels of ownership or are still within the prescribed amount of time for achieving such level of ownership.
CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median team member’s annual compensation to the annual compensation of our CEO. The SEC’s rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The following information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure.

Academy Sports and Outdoors, Inc. 61
Methodology to Identify Our Median Team Member
We identified our median compensated team member as follows:
•We considered all of our active team members as of January 29, 2022, including any full-time, part-time, temporary or seasonal team members but excluding our CEO.
•We used gross wages from our payroll records as reported for calendar year 2021. We converted any earnings paid in local (non-U.S.) currency to U.S. dollars using the published exchange rate as of January 29, 2022. We annualized gross wages for any team member who did not work for the entire year unless designated as a temporary, seasonal or other non-permanent team member as of January 29, 2022.
•Our median team member was a part-time team member working in our stores division and employed the full fiscal year.
Calculating the Ratio
After identifying the median team member, we calculated this team member’s total annual compensation in the same manner as the Chief Executive Officer’s compensation, which is described in the Summary Compensation Table (please see “— Summary Compensation Table” for additional information). The annual total compensation of our median team member was $19,284 for 2021. Mr. Hicks’s 2021 annual compensation was $11,484,293. Thus our CEO pay ratio based on fiscal year 2021 compensation is approximately 596:1.

62 Academy Sports and Outdoors, Inc.
Ownership of Securities
Beneficial Ownership of Company Common Stock
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, par value $0.01 per share, as of April 11, 2022 (unless otherwise noted below) by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and director nominees, and (4) all of our directors and our executive officers as a group. As of the close of business on April 11, 2022, there were 85,484,092 shares of our common stock outstanding.
The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of June 10, 2022 (60 days after April 11, 2022) through the exercise of any stock options, through the vesting/settlement of restricted stock units payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after June 10, 2022 and any restricted stock units vesting/settling, as applicable, on or before June 10, 2022 that may be payable in cash or shares at Academy’s election.
To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of common stock, and unless otherwise indicated, the address of each beneficial owner listed below is c/o Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449.

Academy Sports and Outdoors, Inc. 63

	Beneficial Ownership of Our Securities

Name of Beneficial Owner	Number	Percentage of Total Common Stock

5% Owners:
FMR LLC(1)	14,024,228	16.41%
BlackRock, Inc.(2)	13,562,648	15.87%
The Vanguard Group(3)	9,462,337	11.07%
Named Executive Officers:
Ken C. Hicks(4)	1,308,765	1.52%
Michael P. Mullican(5)	315,786	*
Steve P. Lawrence(6)	128,521	*
Sam J. Johnson(7)	259,183	*
Manish Maini(8)	419,457	*
Directors:
Wendy A. Beck(9)	7,468	*
Brian T. Marley(10)	49,528	*
Tom M. Nealon(11)	5,067	*
Allen I. Questrom(12)	8,905	*
Beryl B. Raff(13)	5,227	*
Nate H. Taylor	—	—
Chris L. Turner(14)	1,334	*
Sharen J. Turney(15)	2,870	*
Jeff C. Tweedy(16)	8,905	*
Directors and executive officers as a group(17) (18 persons)	3,063,577	3.51%
(*) Less than one percent.
1 Based solely on the information disclosed in a Schedule 13G/A filed by FMR LLC, certain related entities and Abigail P. Johnson (the Chairman and Chief     Executive Officer of FMR LLC) on February 9, 2022. The number of shares reported is as of December 31, 2021. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. FMR LLC reported sole power to vote or direct the vote over 2,509,347 shares of our common stock and sole power to dispose or direct the disposition over 14,024,228 shares of our common stock. Abigail P. Johnson reported sole power to vote or direct the vote over 0 shares of our common stock and sole power to dispose or direct the disposition over 14,024,228 shares of our common stock. The principal business address for FMR LLC, its related entities and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
2 Based solely on the information disclosed in a Schedule 13G/A filed by BlackRock, Inc. and certain related entities on April 8, 2022. The number of shares reported is as of March 31, 2021. BlackRock, Inc. reported sole power to vote or direct the vote over 13,340,831 shares of our common stock and sole power to dispose or direct the disposition over 13,562,648 shares of our common stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
3 Based solely on the information disclosed in a Schedule 13G/A filed by The Vanguard Group on April 8, 2022. The number of shares reported is as of March 31, 2021. The Vanguard Group reported shared power to vote or direct the vote over 63,677 shares of our common stock, shared power to dispose or direct the disposition over 135,974 shares of our common stock and sole power to dispose or direct the disposition over 9,326,363 shares of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
4 Includes 841,759 shares subject to vested options, 11,978 shares subject to stock options that are scheduled to become exercisable by June 10, 2022 and 2,546 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
5 Includes 210,769 shares subject to vested stock options.
6 Includes 14,210 shares subject to vested stock options.
7 Includes 126,741 shares subject to vested stock options.
8 Includes 272,383 shares subject to vested stock options.
9 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.

64 Academy Sports and Outdoors, Inc.
10 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
11 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
12 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
13 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
14 Includes 1,334 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
15 Includes 2,870 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
16 Includes 3,727 shares underlying restricted stock units that are scheduled to settle by June 10, 2022.
17 The number of shares reported includes shares subject to vested stock options, options that are scheduled to become exercisable by June 10, 2022 and shares underlying restricted stock units that are scheduled to settle by June 10, 2022 as disclosed in footnotes 4 through 16 above as well as the following: (i) 92,978 shares subject to vested stock options held by William (Bill) Ennis, (ii) 127,815 shares subject to vested stock options held by Rene Casares, (iii) 45,551 shares subject to vested stock options held by Sherry Harriman, and (iv) 72,023 shares subject to vested stock options held by Jamey Rutherford.

Academy Sports and Outdoors, Inc. 65
Transactions with Related Persons
Related Persons Transaction Policy
The Board recognizes the fact that transactions with related persons (as defined in paragraph (a) of Item 404 of Regulation S-K) present a heightened risk of conflicts of interests (or the perception thereof). If such transactions are entered into, they may require disclosure in the Company’s financial statements and filings with the SEC. The Board adopted a written policy regarding transactions with related persons (our “Related Party Transaction Policy”) that is administered by our Audit Committee.
Our Related Party Transaction Policy requires that the Board or the Audit Committee approve each Related Party Transaction (defined under our policy as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any discussion or vote on a Related Party Transaction in which they have an interest. The Board or the Audit Committee will not approve or ratify a Related Party Transaction unless it determines in good faith that, upon consideration of all relevant information, the Related Party Transaction is in, or not inconsistent with, the best interests of the Company. A Related Party Transaction entered into without pre-approval of the Board or the Audit Committee does not violate our Related Party Transaction Policy, so long as the transaction is subsequently timely approved or ratified by the Board or the Audit Committee. Transactions that are determined to be Related Party Transactions are disclosed in the Company’s proxy statement for the relevant year.
To help identify Related Party Transactions, each director and executive officer completes a questionnaire that requires the disclosure of any transaction that the person, or any member of his or her immediate family, has or will have with the Company. Our General Counsel also conducts a review that includes a review of the Company’s accounts payable and receivable to determine if a Related Party engaged in transactions during the fiscal year.
Certain Related Person Transactions
Secondary Offerings with Kohlberg Kravis Roberts & Co. L.P. and KKR Capital Markets LLC
In connection with the secondary offerings we completed on February 1, 2021, May 10, 2021 (the “May 2021 Offering”), and September 17, 2021 (the “September 2021 Offering”), the Company entered into Underwriting Agreements with affiliates of KKR, as selling stockholders, the several other selling stockholders named therein, and the several underwriters named therein, including KKR Capital Markets LLC (“KCM”), an affiliate of KKR, as underwriter. The Company did not pay KCM any fees, and the Company did not receive any proceeds, in connection with these secondary offerings. Upon completion of the September 2021 Offering, KKR no longer holds an ownership interest in the Company.
In connection with the September 2021 Offering and the May 2021 Offering, we repurchased from the underwriters (i) 3,229,974 shares of ASO, Inc. common stock at $30.96 per share for approximately $100.0 million, and (ii) 4,500,000 shares of ASO, Inc. common stock at approximately $43.52 per share for approximately $195.8 million, respectively, representing the same prices granted to the underwriters, which were at a discount to the prevailing market price at the time of repurchase. The shares repurchased were immediately retired by the Company.

66 Academy Sports and Outdoors, Inc.
Stockholder Proposals
for the 2023 Annual Meeting
If any stockholder wishes to propose a matter for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) under Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal should be mailed to our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. To be eligible for inclusion in our proxy statement for the 2023 Annual Meeting under Rule 14a-8, a proposal must be received by our Corporate Secretary on or before the close of business on December 23, 2022 and must comply with the remaining Rule 14a-8 requirements.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2023 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2023 Annual Meeting, such a proposal must be received on or after February 2, 2023, but not later than March 4, 2023. In the event that the date of the 2023 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, to be timely notice by the stockholder, must be so delivered not earlier than the 120th day prior to the first anniversary of the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the first anniversary of the 2022 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. Notwithstanding the foregoing, if the number of directors to be elected to the Board at the 2023 Annual Meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the 2022 Annual Meeting (i.e. prior to February 22, 2023), then notice by a stockholder shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our Corporate Secretary not later than the close of business on 10th calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our Corporate Secretary no later than April 3, 2023.

Academy Sports and Outdoors, Inc. 67
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy statements and related materials, by delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker, or the Company’s transfer agent, Broadridge Financial Solutions at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
You can also request prompt delivery free of charge of a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 by contacting our Corporate Secretary by mail at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449 or by telephone at (281) 646-5362.

Other Business
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

68 Academy Sports and Outdoors, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share (or “EPS”), as shown below, have been presented in this Proxy Statement, including the Compensation Discussion and Analysis section of this Proxy Statement, as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP").
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense and depreciation, amortization and impairment, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments. We define Adjusted EBIT as net income (loss) before interest expense, net, income tax expense, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and to Adjusted EBIT in the applicable table below. We define Adjusted Net Income as net income (loss), plus consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments, less the tax effect of these adjustments. We define Pro Forma Adjusted Net Income as Adjusted Net Income less the retrospective tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation. We define basic Pro Forma Adjusted Earnings per Share as Pro Forma Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and diluted Pro Forma Adjusted Earnings per Share as Pro Forma Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments by reconciling net income (loss) to Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share in the applicable table below.
We believe Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Management also uses Adjusted EBIT as a performance target to establish and award discretionary annual incentive compensation.
Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or net cash provided by operating activities as a measure of liquidity, or any other performance measures derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share should not be construed to imply that our future results will be unaffected by unusual or

Academy Sports and Outdoors, Inc. 69
non-recurring items. In evaluating Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share should not be construed to imply that our future results will be unaffected by any such adjustments.
Our Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share do not reflect costs or cash outlays for capital expenditures or contractual commitments;
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA and Adjusted EBIT do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•Adjusted EBITDA and Adjusted EBIT do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Pro Forma Adjusted Net Income, and Pro Forma Adjusted Earnings per Share supplementally.

70 Academy Sports and Outdoors, Inc.
Adjusted EBITDA and Adjusted EBIT
The following table provides reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBIT for the periods presented (amounts in thousands):

	Fiscal Year Ended
	January 29, 2022 ($)	January 30, 2021 ($)	February 1, 2020 ($)
Net income	671,381	308,764	120,043
Interest expense, net	48,989	86,514	101,307
Income tax expense	188,159	30,356	2,817
Depreciation and amortization	105,274	105,481	117,254
Consulting fees(a)	—	285	3,601
Private equity sponsor monitoring fee(b)	—	14,793	3,636
Equity compensation(c)	39,264	31,617	7,881
(Gain) loss on early retirement of debt, net	2,239	(3,582)	(42,265)
Severance and executive transition costs(d)	—	6,571	1,429
Costs related to the COVID-19 pandemic(e)	—	17,632	—
Payroll taxes associated with the 2021 Vesting Event(f)	15,418	—	—
Other(g)	3,118	8,592	7,111
Adjusted EBITDA	1,073,842	607,023	322,814
Less: Depreciation and amortization	(105,274)	(105,481)	(117,254)
Adjusted EBIT	968,568	501,542	205,560
a.Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
b.Represents our contractual payments under the Monitoring Agreement. See Note 14 to the consolidated financial statements in the Annual Report.
c.Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event (see Note 1 to the consolidated financial statements in the Annual Report), timing and valuation of awards, achievement of performance targets and equity award forfeitures.
d.Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
e.Represents costs incurred during the first half of 2020 as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions. These costs were no longer added back beginning in the third quarter of 2020.
f.Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
g.Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with a distribution to New Academy Holding Company LLC’s members and our 2020 Omnibus Incentive Plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

Academy Sports and Outdoors, Inc. 71
Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share
The following table provides a reconciliation of net income to Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share for the periods presented (amounts in thousands, except per share data):

	Fiscal Year Ended
	January 29, 2022 ($)	January 30, 2021 ($)	February 1, 2020 ($)
Net income	671,381	308,764	120,043
Consulting fees (a)	—	285	3,601
Private equity sponsor monitoring fee (b)	—	14,793	3,636
Equity compensation (c)	39,264	31,617	7,881
(Gain) loss on early retirement of debt, net	2,239	(3,582)	(42,265)
Severance and executive transition costs (d)	—	6,571	1,429
Costs related to the COVID-19 pandemic (e)	—	17,632	—
Payroll taxes associated with the 2021 Vesting Event (f)	15,418	—	—
Other (g)	3,118	8,592	7,111
Tax effects of these adjustments (h)	(14,884)	(136)	33
Adjusted Net Income	716,536	384,536	101,469
Estimated tax effect of change to C-Corporation status (i)	—	(72,844)	(25,542)
Pro Forma Adjusted Net Income	716,536	311,692	75,927

Pro Forma Adjusted Earnings per Share
Basic	7.88	4.00	1.05
Diluted	7.60	3.83	1.02
Weighted average common shares outstanding
Basic	90,956	77,994	72,477
Diluted	94,284	81,431	74,795

a.	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
b.	Represents our contractual payments under the Monitoring Agreement. See Note 14 to the consolidated financial statements in the Annual Report.
c.	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event (See Note 1 to the consolidated financial statements in the Annual Report, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
d.	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
e.	Represents costs incurred during the first half of 2020 as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchases earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions. These costs were no longer added back beginning in the third quarter of 2020.
f.	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
g.	Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with a distribution to NAHC's members and our omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.
h.	Represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.
i.	Represents the retrospective tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation, upon which we became subject to federal income taxes.

Thank You
for being a stockholder.

Learn more at academy.com.

ACADEMY SPORTS AND OUTDOORS, INC. 1800 NORTH MASON ROAD KATY, TEXAS 77449
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ACADEMY SPORTS AND OUTDOORS, INC.
The Board of Directors recommends you vote FOR ALL of the director nominees in Proposal 1.
1.Election of Class II Directors Nominees	For	Withhold		For	Withhold
1a) Wendy A. Beck	☐	☐	1b) Sharen J. Turney	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 and 3.				For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2022.				☐	☐	☐
3. Approval, by non-binding advisory vote, of the fiscal year 2021 compensation paid to the named executive officers.				☐	☐	☐
Note: The proxies will vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN THE BOX]	Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D68960-P66375

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACADEMY SPORTS AND OUTDOORS, INC.

I hereby appoint Brian T. Marley and Tom M. Nealon, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Academy Sports and Outdoors, Inc. to be held on Thursday, June 2, 2022 at 8:00 A.M. Central Time, or at any adjournment or postponement thereof, in accordance with the instruction on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED “FOR ALL” NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

Thank You For Voting.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)